UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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UNITED STATIONERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United Stationers Inc. One Parkway North Boulevard Deerfield, Illinois 60015

April 5, 2006
Dear Stockholder:
On behalf of the Board of Directors and management of United Stationers Inc., I cordially invite you to attend the 2006 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 10, 2006, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois.
At this year’s Annual Meeting, the matters to be considered by stockholders are the election of three directors each to serve for a three-year term expiring in 2009, the ratification of the selection of the Company’s independent registered public accountants for 2006, the approval of the Amended 2004 Long-Term Incentive Plan, and the transaction of such other business as may properly come before the meeting. The Board of Directors of the Company has determined that approval of the proposed slate of director nominees, ratification of the selection of independent registered public accountants, and approval of the Amended 2004 Long-Term Incentive Plan is in the best interest of the Company and its stockholders, and has unanimously recommended a vote “FOR” election of these nominees, “FOR” ratification of the selection of independent registered public accountants, and “FOR” approval of the Amended 2004 Long-Term Incentive Plan.
Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy with your voting instructions by telephone, through the Internet or by completing, signing, dating and mailing your proxy card in accordance with the instructions provided on it. This way, your shares will be voted even if you are unable to attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.
Your directors and management look forward to personally meeting those of you who are able to attend.

Sincerely yours,

Frederick B. Hegi, Jr.
Chairman of the Board

United Stationers Inc. One Parkway North Boulevard Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 10, 2006

The 2006 Annual Meeting of Stockholders of United Stationers Inc. will be held on Wednesday, May 10, 2006, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois for the following purposes:

1.	To elect three Class II directors each to serve for a three-year term expiring in 2009;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for 2006;

3.	To approve the Amended 2004 Long-Term Incentive Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The record date for the Annual Meeting is the close of business on Monday, March 13, 2006. Only stockholders of record as of that time and date are entitled to notice of, and to vote at, the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s offices at One Parkway North Boulevard, Deerfield, Illinois during normal business hours for ten days prior to the Annual Meeting.
Your vote is important. Whether or not you plan to be present in person at the meeting, you are urged to submit a proxy with your voting instructions as promptly as possible. Record holders of the Company’s Common Stock as of the record date may submit their proxies with voting instructions by using a toll-free telephone number (within the U.S. or Canada) or by using the Internet. Instructions relating to these convenient services are described on the enclosed proxy card. Of course, you also may submit a proxy containing your voting instructions by completing, signing, dating and returning the enclosed proxy card in the U.S. postage-prepaid envelope provided with these materials.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary
April 5, 2006

United Stationers Inc.
One Parkway North Boulevard
Deerfield, Illinois 60015

PROXY STATEMENT
APRIL 5, 2006

PROXY AND VOTING INFORMATION
The Board of Directors of United Stationers Inc. (referred to as “we” or the “Company” in this Proxy Statement) is soliciting your proxy for use at our 2006 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card are first being mailed to our stockholders on or about April 5, 2006.
Who May Vote
Holders of record of our Common Stock at the close of business on Monday, March 13, 2006 (the “Record Date”) may vote at the Annual Meeting. On that date, 37,217,814 shares of our Common Stock were issued and outstanding. Each share entitles the holder to one vote.
How to Vote
If you are a holder of record of our Common Stock (that is, the shares are registered by our transfer agent directly in your own name) on the Record Date, you may submit a proxy with your voting instructions, by the respective applicable deadline shown on the accompanying proxy card, using any of the following methods:

•	By Telephone: Call 1-888-693-8683 on a touch-tone telephone from anywhere within the United States or Canada and follow the instructions on your proxy card for voting by telephone.

•	Through the Internet: Go to the website http://www.cesvote.com and follow the instructions printed on your proxy card.

•	By Mail: Complete, sign, date and mail the proxy card in the enclosed envelope.
If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on your proxy card before your proxy and voting instructions will be accepted. In addition to the instructions that appear on the enclosed proxy card, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Once you have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.
If you hold your shares of our Common Stock in “street name” through a broker, bank, custodian, fiduciary or other nominee, you should review the separate voting form supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting form or toll-free telephone number or website address specified on that firm’s voting form for beneficial owners.
How Proxies Work
Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you hold any shares in the Company’s Employee Stock Purchase Plan (“ESPP”), your proxy (whether given by mailing the proxy card or voting by telephone or through the Internet) will also serve as voting instructions to Computershare Trust Company, as nominee holder under the ESPP, with respect to the shares allocated to your account in the ESPP.

If you sign and return a proxy card, or use telephone or Internet voting, but do not specify how you want to vote your shares, the proxies will vote your shares “FOR” the election of each of the three director nominees, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accountants for 2006 and “FOR” the Amended 2004 Long-Term Incentive Plan. If you specify how you want to vote your shares on some matters but not others, the proxies will vote your shares as directed on the matters that you specify and “FOR” approval of the other matters described in this proxy statement. However, if you hold shares in the ESPP, Computershare Trust Company, as nominee holder under the ESPP, will not vote shares allocated to your ESPP account unless you indicate your voting instructions. The proxies will also vote your shares in their discretion on any other business that may properly come before the meeting.
Revocation of Proxies
If you have voted by submitting a proxy, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following methods:

•	Submitting a new proxy card that is properly signed with a later date;

•	Voting again at a later date by telephone or through the Internet — your latest voting instructions submitted before the deadline for telephone or Internet voting, 11:59 p.m. Eastern Time on May 9, 2006, will be counted and your earlier instructions revoked;

•	Sending a properly signed written notice of your revocation to the Secretary of the Company at United Stationers Inc., 2200 East Golf Road, Des Plaines, Illinois 60016-1267; or

•	Voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.
A new proxy card with a later date or written notice of revocation shall not constitute a revocation of a previously submitted proxy unless it is received by the Secretary of United Stationers Inc. before the previously submitted proxy is exercised at the Annual Meeting.
Quorum
To conduct the business of the Annual Meeting, we must have a quorum. Under our current Bylaws, a quorum for the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority of the 37,217,814 shares of our Common Stock issued and outstanding on the Record Date.
In general, a broker who holds securities as a nominee in street name has limited authority to vote on matters submitted at a stockholders’ meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the National Association of Securities Dealers, Inc. (the “NASD”) to vote on specific matters without the need to obtain instructions from the beneficial owner, a broker will specify a “non-vote” on those matters. Typically, however, brokers are permitted by the NASD to vote for the election of directors and the ratification of the selection of accountants if they have not received instructions from the beneficial owner. Under Delaware law and our Bylaws, we count instructions to withhold voting authority for director nominees, any abstentions and broker non-votes as present at meetings of our stockholders for the purpose of determining the presence of a quorum.
Required Votes
Assuming a quorum is present, the nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the three nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for one or more nominees are not counted for this purpose and will not affect the outcome of this election.
Assuming a quorum is present, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.
Also assuming a quorum is present, approval of the Amended 2004 Long-Term Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.
We do not know of any other matters to be submitted for stockholder action at the Annual Meeting.
Costs of Proxy Solicitation
We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic communication by our employees. Directors, officers and other employees of the Company who participate in soliciting proxies will not receive any additional compensation from the Company for doing so. Upon request, we will reimburse brokers, banks, custodians and other nominee record holders for their out-of-pocket expenses in forwarding proxy materials to their principals who are the beneficial owners of our Common Stock as of the Record Date.
PROPOSAL 1: ELECTION OF DIRECTORS
General
The Company’s business and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies relating to the Company’s overall performance rather than day-to-day operating details.
Our Board of Directors currently consists of nine members. The Board is divided into three classes, each of which is elected for a three-year term. The terms of the three current Class II Directors expire in 2006. The Class II Directors are nominees at the Annual Meeting for reelection to a three-year term expiring in 2009.
The nominees have indicated that they are willing and able to serve as Company Directors. If any nominee becomes unavailable for election for any reason, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote the shares they represent for any substitute nominee designated by the Board of Directors.
Information regarding each of the Director nominees and the Directors continuing in office, including his or her age, principal occupation, other business experience during at least the last five years, directorships in other publicly held companies and period of service as a Company Director, is set forth below.
Alex D. Zoghlin, who has served as a Director since 2000 and currently serves as a Class III Director, intends to step down from the Board of Directors immediately following the 2006 Annual Meeting of Stockholders. Mr. Zoghlin has indicated that as a result of the time commitments of his position at G2 SwitchWorks Corp., he is no longer able to dedicate the amount of time required to perform his duties as a Director of the Company. The Governance Committee of the Board of Directors is currently conducting a search for Director candidates. For additional information regarding the process of reviewing potential Director candidates, see “Governance and Board Matters.”

Director Nominees
The nominees for election as Class II Directors at this year’s Annual Meeting, each to serve for a three-year term expiring in 2009, are set forth below:
THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A CLASS II DIRECTOR.
Charles K. Crovitz (52) was appointed to the Company’s Board of Directors in October 2005 to fill a vacancy created by the retirement of Max D. Hopper. Mr. Crovitz is a member of the Human Resources and Technology Advisory Committees and was appointed Chair of the Technology Advisory Committee in February of 2006. Mr. Crovitz was a member of the Executive Leadership Team of Gap Inc. from 1993 until 2003, most recently serving as Executive Vice President and Chief Supply Chain Officer. During his 10-year career with Gap, Mr. Crovitz also served as Executive Vice President, Supply Chain and Technology and Senior Vice President, Strategy and Business Development. Prior to that, he held various positions with Safeway Inc., including serving as a member of the Operating Committee, Senior Vice President and Chief Information Officer, and Vice President, Director of Marketing for Safeway Manufacturing Group. Mr. Crovitz also spent several years with McKinsey & Company where he was an Engagement Manager, leading client service teams in retailing, forest products, steel, and personal computer industries. He currently serves as a board member for The Children’s Place.
Ilene S. Gordon (52) was elected to the Company’s Board of Directors in January 2000. Ms. Gordon serves as Chair of the Human Resources Committee. Ms. Gordon currently serves as President of Alcan Food Packaging Americas, a division of Alcan Inc., a multinational company engaged in primary and fabricated aluminum, aluminum recycling and flexible and specialty packaging. From 1999 until Alcan’s 2003 acquisition of Pechiney Group, Ms. Gordon was a Senior Vice President of Pechiney Group and President of Pechiney Plastic Packaging, Inc., a flexible packaging business. Prior to joining Pechiney in June 1999, Ms. Gordon spent 17 years with Tenneco Inc., where she most recently served as Vice President and General Manager, heading up Tenneco’s folding carton business. Ms. Gordon also serves as a director of Arthur J. Gallagher & Co., an international insurance brokerage and risk management business.
Frederick B. Hegi, Jr. (62) was elected to the Company’s Board of Directors in March 1995 and has served as its Chairman since November 1996. Mr. Hegi is a member of the Governance and Finance Committees and serves as Chair of the Executive Committee. Mr. Hegi is a founding partner of Wingate Partners, a private investment firm, including the indirect general partner of each of Wingate Partners L.P. and Wingate Partners II, L.P. Mr. Hegi is a director of Lone Star Technologies, Inc., a diversified company engaged in the manufacture of tubular products; Drew Industries Incorporated, a company that produces a broad array of components for manufactured housing and recreational vehicle industries; and Texas Capital Bancshares, Inc., a bank holding company.
Continuing Directors
The other Directors, whose terms will continue after this year’s Annual Meeting, are as follows:
Class I Directors — Continuing in Office until 2008 Annual Meeting
Richard W. Gochnauer (56) became the Company’s President and Chief Executive Officer in December 2002, after joining the Company as its Chief Operating Officer and a Director in July 2002. Mr. Gochnauer is a member of the Executive Committee. From 1994 until he joined the Company, Mr. Gochnauer held the positions of Vice Chairman and President, International, and President and Chief Operating Officer of Golden State Foods, a privately held food company that manufactures and distributes food and paper products. Prior to that, he served as Executive Vice President of the Dial Corporation, with responsibility for its Household and Laundry Consumer Products businesses.
Daniel J. Good (66) was elected to the Company’s Board of Directors in March 1995. Mr. Good is a member of the Audit and Governance Committees and serves as Chair of the Finance Committee. Mr. Good is Chairman of Good Capital Co., Inc., a private investment firm in Lake Forest, Illinois, and has served as such since 1995. Until June 1995, Mr. Good was Vice Chairman of Golden Cat Corp., the largest producer of cat litter in the United States. Prior to such time, he was Managing Director of Merchant Banking of Shearson Lehman Bros. and President of A.G. Becker Paribas, Inc.

John J. Zillmer (50) was elected to the Company’s Board of Directors in October 2004. Mr. Zillmer is a member of the Audit and Human Resources Committees. Mr. Zillmer is the Chairman and Chief Executive Officer of Allied Waste Industries, Inc., a non-hazardous waste management company. From May 2000 until January 2004, he served as Executive Vice President of ARAMARK Corporation, a leading provider of food and facilities management services and uniform and career apparel. During the same period, he also served as President of ARAMARK’s Food and Support Services division. Prior to such time, he held various senior management positions with ARAMARK, including President of its Food and Support Services International division from August 1999 to May 2000 and President of its Business Services division from May 1995 to August 1999.
Class III Directors — Continuing in Office until 2007 Annual Meeting
Roy W. Haley (59) was elected to the Company’s Board of Directors in March 1998. Mr. Haley serves as Chair of the Audit Committee. Mr. Haley is the Chairman and Chief Executive Officer of WESCO International, Inc. (“WESCO”), a wholesale supplier of electrical and other industrial supplies and services. Prior to joining WESCO in February 1994, he was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. In addition to his service as a director of WESCO, Mr. Haley is a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, and serves as a director and Chairman of the Pittsburgh Branch of the Federal Reserve Bank of Cleveland.
Benson P. Shapiro (64) was elected to the Company’s Board of Directors in November 1997. Dr. Shapiro is a member of the Executive Committee and serves as Chair of the Governance Committee. Dr. Shapiro has served on the faculty of Harvard University for 35 years. He currently is The Malcolm P. McNair Professor of Marketing Emeritus at the Harvard Business School and the President of B.P. Shapiro, Inc., a business consulting firm that he founded in 1972. He continues to teach in Harvard’s executive programs on a part-time basis and spends most of his time outside Harvard engaged in consulting, public speaking, teaching, serving on Boards, and writing.
Alex D. Zoghlin (36) was elected to the Company’s Board of Directors in November 2000. Mr. Zoghlin is a member of the Governance and Technology Advisory Committees and served as Chair of the Technology Advisory Committee until February 2006. He currently serves as President and Chief Executive Officer of G2 SwitchWorks Corp., a Chicago-based travel technology firm. He previously served as President and Chief Executive Officer, as well as Chairman of the Board of Directors, of neoVentures Inc., a venture capital investment company for emerging technology companies. From January 2000 until April 2003, Mr. Zoghlin served as Chief Technology Officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by major airline companies. Before joining Orbitz in 2000, Mr. Zoghlin founded in 1998 and subsequently sold Sportsgear.com, a business-to-business sporting goods enterprise. He was the founder and, from 1995 to 1998, Chief Executive Officer of Neoglyphics Media Corporation, a Web development company serving Fortune 500 companies and selected government and non-profit organizations. As described above, Mr. Zoghlin intends to step down from the Board of Directors immediately following the 2006 Annual Meeting of Stockholders.
GOVERNANCE AND BOARD MATTERS
Corporate Governance Principles
The Company is committed to the use of sound corporate governance principles and practices in the conduct of its business. The Company’s Board has adopted the United Stationers Inc. Corporate Governance Principles (the “Governance Principles”) to address certain fundamental corporate governance issues. The Governance Principles provide a framework for Company governance activities and initiatives and cover, among other topics, Director independence and qualifications, Board and Committee composition and evaluation, Board access to members of management and independent outside advisors, Board meetings (including meetings in executive session without management present) and succession planning. These principles also provide for the separation of the position of Chairman of the Board, who would normally serve as the Company’s lead independent Director, from that of its Chief Executive Officer. The Governance Principles are included under “Corporate

Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com. Neither the Governance Principles nor any other information contained on or available through the Company’s website and referred to in this Proxy Statement is incorporated by reference in, or considered to be part of, this Proxy Statement.
Code of Conduct
The Company’s Board of Directors also has adopted the United Stationers Inc. Code of Business Conduct (the “Code of Conduct”). The Code of Conduct applies to all Directors, officers and employees, and covers topics such as compliance with laws and regulations, proper use of the Company’s assets, treatment of confidential information, ethical handling of actual or apparent conflicts of interest, accurate and timely public disclosures, prompt internal reporting of violations and accountability for adherence to its guidelines. A copy of the Code of Conduct is included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.
Board Independence
The Company’s Board of Directors has affirmatively determined that all of its members, other than Mr. Gochnauer who serves as the Company’s President and Chief Executive Officer, are independent within the meaning of the Company’s independence standards set forth in its Governance Principles. The Company’s Governance Principles incorporate the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), and reflect the Board’s policy that a substantial majority of the Directors who serve on the Company’s Board should be independent Directors. Indeed, for a number of years, a substantial majority of the Company’s Board of Directors has been comprised of independent Directors.
Executive Sessions
Non-management Directors meet regularly in executive sessions without management. In accordance with the Company’s Governance Principles, such executive sessions are held at least four times a year. The Company’s independent Chairman of the Board generally presides at such sessions.
Self-Evaluation
The Board and each of the Audit, Governance, Human Resources, Finance and Technology Advisory Committees conduct an annual self-evaluation, as contemplated by the Company’s Governance Principles and the charters of such Board committees.
Board Meetings and Attendance
The Board of Directors held eight meetings during 2005. During this period, each current Director attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board Committees on which he or she served.
Board Committees
The Board of Directors has established six standing committees — an Audit Committee, a Governance Committee, a Human Resources Committee, a Finance Committee, a Technology Advisory Committee and an Executive Committee. The Governance Committee serves as and performs the functions of a Board nominating committee. Each of the standing committees operates under a written charter adopted by the Board. The charters for the committees are included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.

The membership of and number of meetings held by each such standing committee during 2005 are as follows:

Audit Committee — 11 meetings	Governance Committee — 4 meetings
Roy W. Haley — Chair	Benson P. Shapiro — Chair
Daniel J. Good	Daniel J. Good
John J. Zillmer	Frederick B. Hegi, Jr.
Alex D. Zoghlin
Human Resources Committee —	Executive Committee — no meetings
5 meetings	Frederick B. Hegi, Jr. — Chair
Ilene S. Gordon — Chair	Richard W. Gochnauer
Charles K. Crovitz	Benson P. Shapiro
John J. Zillmer
Finance Committee — 13 meetings	Technology Advisory Committee —
Daniel J. Good — Chair	8 meetings
Frederick B. Hegi, Jr.	Alex D. Zoghlin — Chair
Charles K. Crovitz
Charles K. Crovitz became a member of the Human Resources Committee in October 2005, replacing Alex D. Zoghlin on that committee. Mr. Crovitz also joined the Technology Advisory Committee in October 2005, replacing Mr. Hegi on that committee and became Chair of that committee in February 2006. Mr. Good joined the Audit Committee in October 2005, replacing Ms. Gordon on that committee. Mr. Zoghlin joined the Governance Committee in October 2005. Mr. Shapiro replaced Mr. Good as Chair of the Governance Committee in October 2005.

Audit Committee
The Board has determined that all of the above members of the Audit Committee are independent pursuant to NASDAQ’s current listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). No member of the Audit Committee received any compensation from the Company during 2005 other than for services as a member of the Board or one or more of its committees. The Board also has determined that all Audit Committee members are financially literate and at least one member has financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Roy W. Haley qualifies as an “audit committee financial expert” within the meaning of applicable Securities and Exchange Commission (“SEC”) regulations.
The principal functions of the Audit Committee involve assisting the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accountants; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs. The Audit Committee’s 11 meetings during 2005 included reviews with management and the Company’s independent registered public accountants regarding the Company’s financial statements before their inclusion in the Company’s annual and quarterly reports filed with the SEC. For additional information, see the Report of the Audit Committee beginning on page 14.

Governance Committee
The Governance Committee evaluates corporate governance principles and makes recommendations to the full Board regarding governance matters, including evaluating and recommending Director compensation, evaluating the performance of the Company’s President and Chief Executive Officer and the Board of Directors and reviewing succession planning with respect to the President and Chief Executive Officer. The Company’s Board has determined that all of the members of the Governance Committee are independent pursuant to current NASDAQ listing standards. In performing the functions of a nominating committee, the Governance Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of Director candidates, including any candidates that may be recommended by Company stockholders.

Human Resources Committee
The Human Resources Committee generally acts as a Board compensation committee, in that it reviews and makes recommendations with respect to compensation, employment agreements and benefits applicable to executive officers. The Human Resources Committee also oversees the development and administration of compensation, benefits, training and development programs and employment policies generally applicable to employees of the Company and its subsidiaries. The Board has determined that all members of the Human Resources Committee are independent pursuant to current NASDAQ listing standards. For additional information, see the Report of the Human Resources Committee beginning on page 16.

Executive Committee
The Executive Committee has the authority to act upon many corporate matters that require Board approval, except where Delaware law requires action by the full Board or where the matter is required to be approved by a committee of independent Directors in accordance with applicable regulatory requirements. The Executive Committee held no meetings during 2005.

Finance Committee
The purpose of the Finance Committee is to review and provide guidance to the Company’s Board of Directors and management with respect to the Company’s present and future capital requirements and opportunities, as well as plans, strategies, policies, proposals and transactions related to corporate finance, including potential acquisitions and divestitures.

Technology Advisory Committee
The purpose of the Technology Advisory Committee is to assist the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) the assessment and management of the Company’s information technology (“IT”) assets and systems; (2) the promotion of an effective, efficient, scalable, flexible, secure and reliable IT infrastructure that enhances the Company’s business and interactions with its reseller customers; (3) the consideration of the impact of emerging IT developments that may affect the Company’s IT systems or business; and (4) the alignment of the Company’s IT strategic direction, investment needs and priorities with its overall business strategies.
Consideration of Director Nominees
The Governance Committee periodically assesses the Board’s size and composition and whether there may be any near-term vacancies on the Board due to retirement or otherwise. The Governance Committee uses a variety of methods to identify and evaluate potential Director nominees when the need for a new or additional Director is identified. It may seek or receive candidate recommendations from other Board members, members of the Company’s senior management, stockholders or other persons. In addition, if and when it deems appropriate, the Governance Committee may retain an independent executive search firm to assist it in identifying potential Director candidates. Any such candidates may be evaluated at regular or special meetings of the Governance Committee, and the Governance Committee may solicit input from other Directors on the Company’s Board.
In evaluating any identified or submitted candidates for the Board, the Governance Committee seeks to achieve a balance of knowledge, skills, experience and capability on the Board and to address the Board membership criteria set forth in the Company’s Governance Principles. In addition, the Governance Committee believes that candidates must have high personal and professional ethics and integrity, with values compatible with those of the Company; broad and substantial experience at a senior managerial or policy-making level as a basis for contributing wisdom and practical insights; the ability to make significant contributions to the Company’s success; and sufficient time to devote to their duties as a Director. In addition, the Governance Committee believes it is important that each Director represent the interests of all stockholders.
The Governance Committee’s policy is to consider properly submitted stockholder nominations for Director candidates in the same manner as a committee-recommended nominee. To recommend any qualified candidate for consideration by the Governance Committee, a stockholder should submit a supporting written statement to the Company’s Secretary at United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015 in accordance with the procedures and deadlines described later in this Proxy Statement under the heading “Stockholder Proposals.” This written statement must contain: (i) as to each nominee, his or her name and all such other information as would be required to be disclosed in a proxy statement with respect to the election of such person as a Director pursuant to the Exchange Act; (ii) the name and address of the stockholder providing such recommendation, a representation that the stockholder is the record owner of shares entitled to vote at the meeting, the number of shares owned, the period of such ownership and a representation that the stockholder intends to appear in person or by proxy to nominate the person specified in the statement; (iii) whether the nominee meets the objective criteria for independence of directors under applicable NASDAQ listing standards and the Company’s Governance Principles; (iv) a description of all arrangements or understandings, and any relationships, between the stockholder and the nominee or any other person or persons (naming such person(s)) pursuant to which the nomination is to be made by the stockholder; and (v) the written consent of each nominee to serve as a Director if so elected.
Communications with the Board and Annual Meeting Attendance
Any stockholder who desires to contact the Company’s Chairman of the Board, who serves as its lead independent Director, or the other members of the Board of Directors may do so by writing to: Chairman of the Board, or Board of Directors, United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015. All such written communications will be forwarded to and collected by the Company’s Secretary and delivered in the form received to the Chairman of the Board or, if so addressed or deemed appropriate based on the facts and circumstances outlined in the communication, to another member of the Board or a Chair of one of its standing committees. However, unsolicited advertisements, invitations or promotional materials may not be forwarded to Directors, in the discretion of the Secretary.
Directors are encouraged to attend annual meetings of the Company’s stockholders. All of the Company’s Directors attended the 2005 Annual Meeting of its Stockholders.
DIRECTOR COMPENSATION
General
During 2005, the Governance Committee of the Company’s Board of Directors undertook one of its periodic reviews of the compensation paid to the Company’s non-employee Directors. With the assistance of a human resources consulting firm, the Governance Committee evaluated the current and recent historical cash, equity and total compensation paid by the Company to its non-employee Directors in light of benchmark data from a comparator group of companies (consistent with that used by the Human Resources Committee in its management compensation reviews) and established a total target compensation level based on the benchmark data. As a result of such review, the Governance Committee recommended to the Company’s Board of Directors, and the Board approved, adjustments in the cash compensation payable to the Company’s non-employee Directors and an annual stock option grant, as described more fully below.

The following table summarizes the total compensation paid to the Company’s non-employee Directors for 2005:

Retainer(1)	$53,333
Board Attendance Fees
• In person(2)	$4,000 per meeting
• By teleconference	$1,000 per meeting
Committee Attendance Fees
• In connection with a Board meeting or by teleconference
- Audit Committee Chair(3)	$2,500 per meeting
- Other Committee Chairs	$1,000 per meeting
- Other non-employee Directors	$500 per meeting
• Not in connection with a Board meeting
- Audit Committee Chair	$2,500 per meeting
- Other Committee Chairs	$1,500 per meeting
- Other non-employee Directors	$1,000 per meeting
2005 Option Grant(4)
• Chairman of the Board	5,473 share option
• All other non-employee Directors	4,829 share option

(1)	Actual amount paid for 2005, prorated to reflect an increase in annual retainer from $50,000 to $60,000 effective September 1, 2005, except for Charles K. Crovitz, whose retainer was prorated based on his appointment to the Board in October 2005.

(2)	Fees for attending Board meetings during 2005 were changed effective September 1, 2005 from $2,000 to $4,000 per meeting.

(3)	Meeting fees for the Audit Committee chair were increased effective September 1, 2005 from $1,500 to $2,500.

(4)	The option grant to the Chairman of the Board on September 1, 2005 was for the number of shares having an economic value of $85,000 based on the closing price of the Company’s Common Stock on September 1, 2005, which was $46.59 per share. The option grant to the other non-employee Directors on September 1, 2005 was for the number of shares having an economic value of $75,000 based on the closing price of the Company’s Common Stock on September 1, 2005, which was $46.59 per share. The economic value in each case was determined by reference to the Black-Scholes method.
Cash Compensation
As of September 1, 2005, the retainer paid to non-employee Directors was increased from an annual rate of $50,000 to $60,000. Meeting fees for the Chair of the Audit Committee of the Board for attendance at meetings of the Audit Committee held in connection with a Board meeting or teleconference increased from $1,500 to $2,500. Meeting fees payable to Chairs of the other standing Committees of the Board for attendance at meetings of their respective Committees held in connection with a Board meeting or by teleconference remained unchanged with $1,000 payable to the Chairs of all other standing Committees, and $1,500 continuing to be payable for attendance at any other meeting by any standing Committee Chair. Fees for attendance at 2005 Board meetings, effective for meetings held on and after September 1, 2005, were increased from $2,000 to $4,000 for each Board meeting attended in person. Fees for each Board meeting held by teleconference remained unchanged at $1,000. Members of Committees not serving as the Chair of their respective Committees continued to be paid $500 for each Committee meeting held in connection with a Board meeting or by teleconference and $1,000 for any other Committee meeting. Board members also were reimbursed for reasonable travel and other business expenses incurred in connection with their attendance at Board and Committee meetings and other Company-requested functions and their performance of other responsibilities as Directors of the Company.

Deferred Compensation
Pursuant to the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (the “Directors’ Deferred Compensation Plan”), non-employee Directors may defer receipt of fifty percent or more of their retainer and meeting fees. Deferred fees are credited quarterly to each participating Director in the form of stock units, based on the fair market value of the Company’s Common Stock on the quarterly deferral date. Deferred stock unit accounts are eligible for additional dividend equivalent credits, if any dividends on the Company’s Common Stock are declared or paid during the relevant period.
Each stock unit account generally is distributed and settled in whole shares of the Company’s Common Stock on a one-for-one basis, with a cash-out of any fractional stock unit interests, after the participant ceases to serve as a Company Director. Participants in the Directors’ Deferred Compensation Plan may elect to receive settlement of their stock unit accounts either by delivery of the aggregate whole shares in their respective accounts after the cessation of their service as Directors or in substantially equal installments over a period of not more than five years thereafter. If a participating Director dies before the distribution of his or her entire stock unit account, the balance remaining in the account becomes payable in cash in a lump sum to the Director’s designated beneficiary.
Equity Compensation
As a result of the 2005 review, the Company’s Board of Directors approved the grant to each non-employee Director of a non-qualified stock option to purchase shares of the Company’s Common Stock. Each non-employee Director other than the Chairman of the Board received an option to purchase 4,829 shares of the Company’s Common Stock in 2005. In consideration of his additional responsibilities as the lead independent director, the Chairman of the Board received an option to purchase 5,473 shares of the Company’s Common Stock. All options had an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, and vest in equal or substantially equal annual installments over a three-year period and have a ten-year term. These option grants were made in lieu of any awards under the United Stationers Inc. Directors Grant Plan (the “Directors Grant Plan”), which is described under the heading “Equity Compensation Plan Information.” The Company expects to make similar grants to its non-employee Directors on an annual basis.
VOTING SECURITIES AND PRINCIPAL HOLDERS
Security Ownership of Certain Beneficial Owners
The following table sets forth information as of March 13, 2006 (unless otherwise indicated) with respect to the beneficial ownership of Common Stock by each person or group who is known by the Company to own beneficially more than five percent of its outstanding Common Stock.

	Number of Shares
	of Common Stock
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class

Neuberger Berman Inc. and various affiliated entities(1)	3,841,447	10.3%
605 Third Avenue, 41st Floor
New York, New York 10158

Capital Research and Management Company(2)	3,034,500	8.2%
333 South Hope Street
Los Angeles, CA 90071
Wellington Management Company, LLP(3)	2,192,068	5.9%
75 State Street
Boston, Massachusetts 02109
Noonday Asset Management, L.P. and various affiliated entities(4)	1,921,140	5.2%
227 West Trade Street, Suite 2140
Charlotte, NC 28202
Barclays Global Investors, NA, and various affiliated entities(5)	1,803,822	4.8%
45 Fremont Street
San Francisco, California 94105

(1)	This information is based on a Schedule 13G amendment filed with the SEC on February 15, 2006, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2005, by Neuberger Berman Inc. (“Neuberger”) and various affiliated entities. Of the shares set forth above, Neuberger reported shared dispositive power with respect to 3,841,447 shares, sole voting power with respect to 92,136 shares and shared voting power with respect to 3,114,300 shares. Neuberger Berman, LLC (“Neuberger LLC”) and Neuberger Berman Management, Inc. (“Neuberger Management”) serve as sub-adviser and investment manager, respectively, of Neuberger’s various investment funds and so have shared dispositive as well as shared voting power with respect to 3,206,436 shares. The remaining balance of the 3,841,447 shares as to which Neuberger reported shared dispositive power are held by individual client accounts under Neuberger’s management as a registered investment adviser. Neuberger disclaims any economic interest in such shares, as Neuberger’s clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares. Neuberger is the parent holding company that owns 100% of Neuberger LLC and Neuberger Management.

(2)	This information is based on a Schedule 13G amendment filed with the SEC on February 10, 2006 by Capital Research Management Company (“Capital”), a registered investment adviser. In that filing, Capital reported that it had sole voting and dispositive power and therefore may be deemed to beneficially own 3,034,500 shares of the Company’s Common Stock as of December 31, 2005. Of the 3,034,500 shares, 1,712,200 shares are beneficially owned by SMALLCAP World Fund, Inc. (“SMALLCAP”), a registered investment company, which is advised by Capital. SMALLCAP has no voting or dispositive power.

(3)	This information is based on a Schedule 13G amendment filed with the SEC on February 14, 2006, reporting the shares of the Company’s Common Stock that Wellington Management Company, LLP (“WMC”) may be deemed to beneficially own, as of December 31, 2005, in its capacity as investment adviser. WMC reported that it had shared voting power with respect to 1,892,622 shares and shared dispositive power with respect to all 2,192,068 beneficially owned shares. All such shares were reported to be owned of record by individual clients which have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares.

(4)	This information is based on a Schedule 13G amendment filed with the SEC on January 11, 2006, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2005, by Noonday Asset Management, L.P. (“Noonday”) and various affiliated persons and entities. Of the shares set forth above, Noonday reported shared dispositive power with respect to 1,921,140 shares and shared voting power with respect to 1,921,140 shares. Noonday G.P. (U.S.), L.L.C. (“Noonday G.P.”) and Noonday have entered into certain subadvisory arrangements with Farallon Capital Management, L.L.C. (“FCMLLC”) and so have shared dispositive power and shared voting power with respect to such 1,921,140 shares. Noonday Capital L.L.C. is the general partner of Noonday and also has shared dispositive power, as well as shared voting power with respect to the 1,921,140 shares. David I. Cohen and Saurabh K. Mittal are the managing members of both Noonday G.P. and Noonday Capital and as such have shared dispositive power and shared voting power with respect to the 1,921,140 shares. As the general partner of each of the Farallon partnerships listed below and managing member of the Noonday Capital Partners L.L.C., Farallon Partners, L.L.C. (“FPLLC”) was reported to have shared voting and dispositve power with respect to the aggregate 1,250,964 shares beneficially owned by Farallon Capital Partners, L.P. (427,380 shares), Farallon Capital Institutional Partners, L.P. (379,980 shares), Farallon Capital Institutional Partners II, L.P. (43,070 shares), Farallon Capital Institutional Partners III, L.P. (47,910 shares), Tinicum Partners, L.P. (17,010 shares), Farallon Capital Offshore Investors II, L.P. (308,914 shares) and Noonday Capital Partners, L.L.C. (26,700 shares). By virtue of investment management agreements between FCMLLC, a registered investment adviser, and various managed accounts, FCMLLC was reported to have shared voting and dispositive power with respect to the aggregate 670,176 shares held by such accounts. Noonday, Noonday G.P., FPLLC, FCMLLC and their individual managing members disclaim beneficial ownership of such shares and all of the above-mentioned entities neither disclaim or affirm group attribution.

(5)	This information is based on a Schedule 13G filed with the SEC on January 27, 2006, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2005, by Barclays Global Investors, NA (“Barclays Investors”) and Barclays Global Fund Advisors (“Barclays Advisors”). Of the 1,803,822 shares reported as beneficially owned, on a combined basis, Barclays Investors and Barclays Advisors had sole voting power with respect to an aggregate of 1,706,823 shares and sole dispositive power with respect to all 1,803,822 shares. Such shares were reported as held by such entities in trust accounts for the economic benefit of the account beneficiaries.

Security Ownership of Management
To the Company’s knowledge, the following table reflects the beneficial ownership of the Company’s Common Stock as of March 13, 2006 by each Company Director, each executive officer named in the Summary Compensation Table on page 19 and all of the Company’s Directors and executive officers as a group, with sole voting and investment power, unless otherwise indicated.

	Number of Shares of
	Common Stock
Name of Beneficial Owner	Beneficially Owned(1)		Percent of Class

Charles K. Crovitz	0		*
Daniel J. Good	93,056	(2)(3)	*
Ilene S. Gordon	21,320	(2)(4)(5)	*
Roy W. Haley	41,332	(2)	*
Frederick B. Hegi, Jr.	597,099	(2)(4)(6)	1.6%
Benson P. Shapiro	41,332	(2)(4)	*
John J. Zillmer	1,666		*
Alex D. Zoghlin	48,619	(4)	*
Richard W. Gochnauer	293,989	(7)	*
P. Cody Phipps	57,666		*
Stephen A. Schultz	7,866		*
Patrick T. Collins	16,666		*
Mark J. Hampton	6,700		*
All current Directors and Executive Officers as a Group (22 persons)	1,655,347		4.4%

*	Represents less than 1%

(1)	In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 13, 2006 through the exercise of stock options outstanding as of such date, as follows: Mr. Good, 17,332 shares; Ms. Gordon, 11,332 shares; Mr. Haley, 41,332 shares; Mr. Hegi, 43,333 shares; Dr. Shapiro, 41,332 shares; Mr. Zillmer, 1,666 shares; Mr. Zoghlin, 41,322 shares; Mr. Gochnauer, 270,286 shares; Mr. Schultz, 7,866 shares; Mr. Collins, 16,666 shares; Mr. Hampton, 6,700 shares; Mr. Phipps, 57,666 shares; and all current Directors and executive officers as a group, 968,072 shares.

(2)	Excludes shares of the Company’s Common Stock issuable on a one-for-one basis five years after the grant date, absent acceleration, in settlement of fully vested deferred stock units awarded in May 2001 under the Directors Grant Plan, as follows: Mr. Good, 3,200 shares; Ms. Gordon, 1,100 shares; Mr. Haley, 3,200 shares; Mr. Hegi, 4,000 shares; and Dr. Shapiro, 3,200 shares.

(3)	Includes 34,798 shares owned by Good Capital Co., Inc. (“Good Capital”). Mr. Good is Chairman and a controlling stockholder of Good Capital and, accordingly, may be deemed to share voting and dispositive power and therefore beneficially own such shares. Mr. Good disclaims beneficial ownership of the shares owned by Good Capital except to the extent of his beneficial interest therein. Also includes 40,926 shares held of record by Mr. Good.

(4)	Includes shares issuable shortly after the participant’s cessation of service as a Director on a one-for-one basis in satisfaction of fully vested deferred stock units credited under the Directors’ Deferred Compensation Plan, as follows: Ms. Gordon, 8,988 shares; Mr. Hegi, 11,285 shares; and Mr. Zoghlin, 7,287 shares. Does not include the 10,850 shares issuable in settlement of fully vested deferred stock units credited to Dr. Shapiro under the same plan, as he has elected to defer receipt of such shares over a two-year period following termination of his service as a Director.

(5)	In addition to the shares referenced in Notes 1 and 4, includes 1,000 shares with respect to which Ms. Gordon may be deemed to have shared voting and dispositive power with her spouse.

(6)	In addition to the shares referenced in Notes 1 and 4, includes (i) 318,358 shares held of record by Mr. Hegi; (ii) 42,312 shares held of record by a family company of which he is managing partner; (iii) 2,500 shares held in the Hegi Family Foundation; and (iv) 179,311 shares held in trust for his benefit and for which he serves as trustee.

(7)	In addition to the shares referenced in Note 1, includes 23,703 shares held of record by Mr. Gochnauer.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC reports of holdings and transactions in the Company’s Common Stock. Based on its review of such reports furnished to the Company and on written representations from the Company’s Directors and executive officers, the Company believes that disclosure is required hereunder for the following late filings of 2005 Section 16(a) reports:

		Number of Transactions Not	Number of Failures to File
Officer	Number of Late Reports	Reported on a Timely Basis	Required Form

Ronald C. Berg	1	1	0
Mark J. Hampton	1	1	0
John T. Sloan	1	2	0
REPORT OF THE AUDIT COMMITTEE
The Audit Committee
The Audit Committee of the Company’s Board of Directors consists of the three non-employee Directors named below. Each member of the Audit Committee is independent, as defined by the current NASDAQ listing standards and Rule 10A-3 of the Exchange Act. No member of the Audit Committee received any compensation from the Company during 2005 other than for services as a member of the Board or one or more of its Committees.
The Board of Directors has determined that all Audit Committee members are financially literate and at least one member has financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Roy W. Haley qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations.
Audit Committee Charter and Responsibilities
The Audit Committee operates under and regularly reviews a written charter originally adopted by the Board of Directors in February 2000 and most recently amended as of July 26, 2005. The Audit Committee charter may be found under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.
The Audit Committee assists the Company’s Board of Directors in fulfilling its responsibilities for oversight of: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accountants; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs.
The Company’s management has primary responsibility for preparing the Company’s financial statements and for establishing and maintaining its financial reporting processes and internal controls. The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such financial statements with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accountants are responsible for auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting as well as management’s assessment of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB.
The Audit Committee has the sole authority to select, appoint and, if appropriate, terminate the engagement of the independent registered public accountants. As described below under “Proposal 2: Ratification of the Selection of Independent Registered Public Accountants — Audit Committee Pre-Approval Policy,” the Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of all audit and permitted non-audit services performed for the Company by its independent registered public accountants.
Audit Committee Report
In this context, the Audit Committee reports as follows with respect to the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2005:
The Audit Committee has reviewed and discussed the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, the independent registered public accountants’ evaluation of the Company’s internal control over financial reporting and the related reports of the independent registered public accountants with the Company’s management, its chief internal auditor and its independent registered public accountants, with and without management present.
The Audit Committee has discussed with the independent registered public accountants matters relating to the independent registered public accountants’ judgment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting, the reasonableness of significant judgments and the clarity of financial statement disclosures, as required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
The Audit Committee has discussed with the independent registered public accountants their independence from the Company and its management, as well as the matters in the written disclosures received from them in accordance with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has received a letter from the Company’s independent registered public accountants confirming their independence and has discussed the letter with them. In addition, the Audit Committee has considered the non-audit services provided by the independent registered public accountants and concluded that such services are compatible with maintenance of the independent registered public accountants’ independence.
The Audit Committee has reviewed with the independent registered public accountants and internal auditors their respective audit plans, audit scope and identification of audit risks. It has discussed the internal audit function’s organization, responsibilities and activities with the Company’s management, its internal auditors and the independent registered public accountants. The Audit Committee periodically met with both the internal auditors and the independent registered public accountants, with and without management present, to discuss the results of their respective evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. It also met periodically to discuss such matters in executive session.
Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.
Members of the Audit Committee:
Roy W. Haley, Chair
Daniel J. Good
John J. Zillmer

REPORT OF THE HUMAN RESOURCES COMMITTEE
ON EXECUTIVE COMPENSATION
The Human Resources Committee and its Responsibilities
The Human Resources Committee of the Company’s Board of Directors is appointed by the Board of Directors from its membership and consists entirely of Directors who are not officers or employees of the Company. Each member of the Human Resources Committee is independent, as defined by current NASDAQ listing standards.
The Human Resources Committee operates under a written charter originally adopted by the Board of Directors in February 2000 and most recently amended as of July 26, 2005. The amended charter is included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.
Among its executive compensation oversight responsibilities, the Human Resources Committee approves or presents recommendations to the Board with respect to the base salary and annual incentive compensation of the Company’s executive officers. The Human Resources Committee also generally oversees the development and administration of the Company’s compensation and benefit plans, programs and practices. With respect to the Company’s short-term incentive programs, the Human Resources Committee establishes performance targets under the Company’s Management Incentive Plan or criteria applicable to other executive officer bonuses and reviews attainment of such targets or satisfaction of other relevant criteria, and will continue to do so under the Amended and Restated Management Incentive Plan. The Human Resources Committee also administers and approves or recommends to the Board grants under the Company’s equity-based, long-term incentive plans.
Philosophy
In overseeing the Company’s executive compensation programs, the Human Resources Committee is guided by the following principles:

•	Total compensation is intended to attract, motivate and retain talented contributors to the Company and to balance short- and long-term Company goals by combining at or near industry-average base salaries with meaningful variable, performance-based short- and long-term compensation;

•	A significant portion of total compensation is designed to link pay and performance and encourage attainment of Company and individual performance objectives, with the potential for above-industry- average payouts when superior performance objectives are met or exceeded; and

•	The Company’s compensation programs are intended to align the interests of executive officers and other managers with the interests of stockholders through long-term, equity-based incentives.
Evaluation and Components of Total Compensation
In its review of the Company’s compensation program in relation to the above compensation principles, the Human Resources Committee periodically reviews data regarding executive officer and other management compensation abstracted from general industry surveys and other publicly available sources, as well as benchmark information provided by human resources consulting firms. This comparative information has included compensation data relating to both wholesalers and a more diverse group of companies, including distribution, service and manufacturing firms, with which the Company believes it competes for management talent. These comparator group companies are not limited to the companies included in the Office Equipment Industry Index used for the Stock Performance Graph. The Human Resources Committee also engages human resources consulting firms from time to time to advise it on specific compensation proposals and programs.
The three basic components of the Company’s compensation program are: (1) annual base salary; (2) short-term incentives, generally in the form of annual cash bonuses; and (3) long-term incentives, principally involving stock options historically. In determining each component of compensation, the Human Resources Committee considers all elements of an executive’s total compensation package.

Base Salary
The Human Resources Committee believes it is important to provide competitive base salaries to attract and retain talented executives. Initially, in establishing base pay, the Company generally develops a salary range for positions based on what it regards as average base pay information with respect to similar positions at appropriate comparator companies.
In evaluating base compensation levels and proposed adjustments for executive officers, the Human Resources Committee generally considers responsibility level, experience, industry or technical knowledge and skills, demonstrated individual performance, the Company’s existing salary structure for comparable positions with similar responsibilities and, as described above, competitive base compensation practices. In general, the base salaries of executive officers are subject to annual review, based on the preceding factors, and any adjustments in base compensation typically are made effective as of January 1.
In 2005, the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) received base salary increases that averaged approximately 3.9%. In addition, one of the Named Executive Officers received an increase of 18% effective May 2005 in connection with a promotion.
Annual Cash Incentives
The Company’s Management Incentive Plan (the “MIP”), as approved by the Company’s stockholders in 2000, and approved by the Company’s stockholders in 2005 as the Amended and Restated Management Incentive Plan, was designed to provide annual cash incentive opportunities to executive officers and other key employees. Under the MIP, bonuses become payable under a formula based on percentage attainment of Company performance targets predetermined annually by the Human Resources Committee. For 2005, the total Company performance goals applicable to the Company’s executive officers included the following four measures: (1) adjusted diluted earnings per share for the Company; (2) margin enhancement and expense savings goals related to identified Company “War on Waste” initiatives; (3) return on invested capital; and (4) safety-related cost reduction targets.
At the beginning of 2005, a target annual incentive amount was established by the Human Resources Committee for each Named Executive Officer that approximated the average of the compensation peer group. The 2005 target bonus for Mr. Gochnauer was set at 80% of his base salary, and the 2005 target bonuses for other executive officers were set at 50% of their base salaries (except in the case of Mr. Schultz whose bonus amount was increased to 50% mid-year). Each Named Executive Officer was eligible to receive 0% to 200% of the target bonus depending upon actual company performance. As a result of the Company’s 2005 financial performance, the Company’s Named Executive Officers (with the exception of one executive officer who is a subsidiary president) received bonuses equal to 103.09% of their target bonuses. The percentage payout was based on the 2005 results for the following four measures and their respective weighting: adjusted diluted earnings per share at 71.74% payout and weighted at 50%; return on invested capital at 97.50% payout and weighted at 20%; War on Waste at 190.87% payout and weighted at 25%; and safety at 0% payout and weighted at 5%. One executive officer who is a subsidiary president had attainment levels and relative weightings based on 20% total Company performance (based on the foregoing measures) and 80% based on the Company’s Janitorial/ Sanitation Category, which was comprised of the following two measurements: operating contribution — payout at 200% and weighted at 60%; and revenue attainment — payout at 147.75% and weighted at 40%, resulting in a total bonus of approximately 163.90% of the target bonus.
Long-Term Equity-Based Incentives
The Human Resources Committee believes that a significant component of executive compensation should be dependent on value created for stockholders through long-term stock price appreciation. This aligns the interests of executive officers with those of the Company’s other stockholders, and encourages consideration of long-term strategic as well as short-term operational goals. As a result, the Company’s long-term incentive awards are equity-based. In 2004, the Company’s stockholders approved the United Stationers Inc. 2004 Long-Term Incentive Plan (the “LTIP”) that allows for the grant of various long-term incentive vehicles, including stock options, restricted stock and other full-value and cash awards.
Stock options have played an important role in the Company’s total compensation program for both executive officers and other key employees. In recent years, the Human Resources Committee has made an annual grant of options to a broad group of eligible employees. The number of shares underlying stock options granted is based on delivering a competitive long-term incentive opportunity slightly above the 50th percentile of the comparator group. In addition, the Human Resources Committee considers the eligible employee’s job responsibility level and potential positive impact on the Company’s long-term performance, subject to adjustment for individual performance.
The Human Resources Committee approved annual option grants to the Named Executive Officers in September 2005 based on the foregoing criteria, including a grant to Mr. Gochnauer of a nonqualified option to purchase 79,845 shares of the Company’s Common Stock at an exercise price equal to $46.59, the fair market value of the Common Stock on the date of grant. Options granted to the other Named Executive Officers are described under “Executive Compensation.”
Compensation of Chief Executive Officer
The 2005 compensation of Mr. Gochnauer was determined in accordance with the criteria and policies described above. For 2005, Mr. Gochnauer received a base salary increase of 3.6%, resulting in a base salary of $802,125, effective January 1, 2005. Based on the extent to which the MIP performance measures were met, Mr. Gochnauer received a bonus of $661,513, or 103.09% of his target bonus. Mr. Gochnauer also was granted an option to purchase 79,845 shares of the Company’s Common Stock, as described above.
Special Awards
The Human Resources Committee upon occasion has granted short-term or long-term awards in addition to those generally made available under the MIP or through annual option grants. Such awards generally are utilized to attract new hires to the Company, to recognize increased responsibilities or special contributions, to retain executives or to recognize other special circumstances.
Other Programs
The Company also provides its officers with medical and life insurance, pension benefits, a 401(k) savings plan, a compensation deferral program and perquisites and other benefits, including a supplemental medical reimbursement program, that are intended to be competitive with market practices.
Policy on Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the corporate tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executives to $1 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, the Company’s MIP and the LTIP were designed to comply with the requirements of Section 162(m) of the Code and were approved by the Company’s stockholders. As the $1 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), performance-based awards made pursuant to these plans are intended to qualify for corporate tax deductibility.
The Human Resources Committee intends to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with the Company’s compensation objectives. In some cases, however, the Human Resources Committee believes that the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to attract and retain qualified executives.
Members of the Human Resources Committee:
Ilene S. Gordon, Chair
Charles K. Crovitz
John J. Zillmer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Human Resources Committee of our Board of Directors. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.
EXECUTIVE COMPENSATION
Summary Compensation Table
The table and notes below show the compensation for the last three years of the Company’s President and Chief Executive Officer and its four next highest-paid executive officers as of December 31, 2005 for services in all capacities to the Company and its subsidiaries. The individuals shown in the table below are sometimes referred to in this Proxy Statement as the “Named Executive Officers.”

		Annual Compensation				Long-Term Compensation

	Year				Other	Restricted	Securities
Name and	Ended	Total			Annual	Stock/Stock Unit	Underlying	All Other
Principal Position	12/31	Salary(1)	Bonus(2)		Compensation(3)	Awards	Options/SARs	Compensation(4)

Richard W. Gochnauer	2005	$849,422	$661,513		$12,553	—	79,845	$6,300
President and Chief	2004	822,297	393,151		12,553	—	95,000	6,150
Executive Officer	2003	772,297	627,444		195,408	—	100,000	6,000

P. Cody Phipps	2005	$316,800	$229,631	(5)	—	—	20,283	$6,300
Senior Vice President,	2004	303,300	140,837	(5)	—	—	23,000	6,150
Operations	2003	120,880	124,583	(5)	—	—	100,000	—

Patrick T. Collins	2005	$316,800	$154,631		$441,985	—	19,317	—
Senior Vice President,	2004	66,000	186,853	(6)	29,401	—	50,000	—
Sales	2003	—	—		—	—	—	—

Mark J. Hampton	2005	$311,903	$145,353		$7,276	—	18,030	$6,300
Senior Vice President,	2004	292,696	82,847		7,863	—	20,100	6,102
Marketing	2003	276,668	132,737		7,987	—	23,000	5,760

Stephen A. Schultz	2005	$281,676	$198,671		$1,484	—	16,098	$6,300
Senior Vice President and	2004	242,838	134,075		67,772	—	11,600	5,704
President, Lagasse, Inc.	2003	239,771	184,585	(7)	4,450	—	12,000	6,000

(1)	Reflects base salary amounts earned during the three years (or, for Messrs. Phipps and Collins, from and after their employment commencement dates in August 2003 and October 2004, respectively), including any portions deferred under the 401(k) Savings Plan and Deferred Compensation Plan of the Company’s wholly owned subsidiary, United Stationers Supply Co. (“USSC”). Also includes: (a) cash car allowances paid in lieu of perquisites; and (b) additional cash amounts (excluding those described in Note 3(b)) paid to the Named Executive Officers (excluding Mr. Phipps and Mr. Collins) in consideration of their assumption of premium payments on existing split-dollar life insurance policies. No split-dollar life insurance premium payments were paid on behalf of Mr. Phipps or Mr. Collins.

(2)	Except as otherwise described in Notes 5 and 6 and 7, the amounts shown represent cash incentives earned under the Management Incentive Plan for that year and paid during the first quarter of the following year.

(3)	The amounts shown include the following:

(a)	(i) 2005 personal benefits for Mr. Collins of $276,484, including $276,424 in relocation-related reimbursement payments, (ii) 2004 personal benefits for Mr. Schultz of $51,137, including $35,438 in relocation-related reimbursement payments and $15,080 for country club dues and initiation fees, and (iii) 2003 personal benefits for Mr. Gochnauer with an aggregate cost to the Company of $148,247, including $76,276 in relocation-related reimbursement payments and $50,000 for country club initiation fees. The value of perquisites provided by the Company to Messrs. Gochnauer, Collins, and Schultz in other years shown and to the other Named Executive Officers for all three years is excluded from the table, as such value did not exceed the lesser of $50,000 or 10% of the combined annual salary and bonus for any such individual in any such year.

(b)	Gross-up payments to offset federal and state tax liabilities attributable to the Named Executive Officers’ assumption of premium payments on existing split-dollar life insurance policies. Also includes payments to offset federal and state tax liabilities attributable to relocation expense reimbursement payments received by Mr. Gochnauer of $34,918 in 2003, by Mr. Schultz of $14,793 in 2004 and $2,930 in 2003, and by Mr. Collins of $165,501 ($44,983 was paid in 2006) in 2005 and $2,474 in 2004.

(4)	Amounts shown in this column for 2005 reflect Company contributions to the 401(k) Savings Plan of $6,300 each on behalf of Messrs. Gochnauer, Phipps, Schultz and Hampton, respectively.

(5)	Amounts shown for Mr. Phipps include cash retention bonuses of $75,000 and $50,000 in 2005 and 2004, respectively, and a one-time cash acceptance bonus of $75,000 in 2003, each of which was paid to Mr. Phipps in accordance with his Executive Employment Agreement, effective as of August 18, 2003, with the Company and USSC.

(6)	The 2004 amount shown for Mr. Collins includes a $21,000 relocation-related bonus considered by the Company as a non-recurring payment and a one-time cash acceptance bonus of $150,000, paid to Mr. Collins in accordance with his Executive Employment Agreement, effective as of October 19, 2004.

(7)	The 2003 amount shown for Mr. Schultz includes a $50,000 relocation-related bonus considered by the Company as a non-recurring payment. Accordingly, Mr. Schultz did not appear in the Summary Compensation Table in the Company’s definitive proxy statement dated March 23, 2004.
Option Grants in 2005
The table below shows all grants of stock options made to the Named Executive Officers during 2005 under the LTIP. The LTIP provides for grants of non-qualified and incentive stock options, stock appreciation rights, full value stock awards (including restricted stock) and cash incentive awards.

	Individual Grants
					Potential Realizable Value at
	Number of	Percent of Total			Assumed Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation for
	Underlying	Granted to	Per Share		Option Term(1)
	Options/SARs	Employees in	Exercise or	Expiration
Name	Granted	Fiscal Year	Base Price	Date	5%	10%

Richard W. Gochnauer	79,845	11.3%	$46.59	09/01/15	$2,339,475	$5,928,688
P. Cody Phipps	20,283	2.9	46.59	09/01/15	594,296	1,506,063
Patrick T. Collins	19,317	2.7	46.59	09/01/15	565,992	1,434,335
Mark J. Hampton	18,030	2.6	46.59	09/01/15	528,283	1,338,772
Stephen A. Schultz	16,098	2.3	46.59	09/01/15	471,675	1,195,316

(1)	These amounts are calculations required by SEC rules and are not intended to forecast any future appreciation in the price of the Company’s Common Stock. The actual value of the options will vary in accordance with the market price of such stock.
The options granted to the Named Executive Officers during 2005 become exercisable in equal or substantially equal annual installments on each of the first three anniversaries of their respective grant dates. They are subject to partial or full accelerated vesting on certain events relating to a Change of Control (as defined in the LTIP) of the Company. See “Employment Contracts and Employment Termination and Change of Control Arrangements.” Except as otherwise permitted by the Human Resources Committee, awards under the LTIP are not transferable except as designated by will or laws of descent and distribution.
Option Exercises in 2005 and Year-End Option Values
The table below shows: (i) aggregate exercises of options to purchase the Company’s Common Stock by the Named Executive Officers during 2005; (ii) the value realized upon such exercises; and (iii) the value of the remaining options held by the Named Executive Officers at year end (based on the $48.50 per share closing price of the Company’s Common Stock on December 31, 2005, less the aggregate exercise price for such options, but before payment of applicable taxes).

				Number of Unexercised		Value of Unexercised
				Options at		In-the-Money Options at
				December 31, 2005		December 31, 2005
	Shares Acquired		Value
Name	on Exercise		Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard W. Gochnauer	28,046	(1)	$743,499	270,286	376,513	$5,146,471	$5,867,782
P. Cody Phipps	—		0	57,666	85,617	479,582	572,919
Patrick T. Collins	—		0	16,666	52,651	26,832	90,563
Mark J. Hampton	42,733		636,940	6,700	39,097	47,704	209,505
Stephen A. Schultz	15,180		246,241	7,866	27,832	69,086	127,373

(1)	Shares are shown at gross shares exercised. Mr. Gochnauer tendered 13,300 shares of previously held stock to finance the exercise cost of this transaction.
Employment Contracts and Employment Termination and Change of Control Arrangements

CEO Employment Agreement
The Company and USSC entered into an Executive Employment Agreement with Mr. Gochnauer, dated as of July 22, 2002 and amended as of January 1, 2003 and December 31, 2003 (as so amended, the “CEO Agreement”). Under that agreement, Mr. Gochnauer was employed to serve first as the Company’s Chief Operating Officer and subsequently as the Company’s President and Chief Executive Officer. Mr. Gochnauer became President and Chief Executive Officer in December 2002. The Company also agreed to use its best efforts to cause him to be elected to the Company’s Board of Directors as soon as practicable, which occurred on July 22, 2002.
The CEO Agreement provided for an initial base salary payable to Mr. Gochnauer at an annual rate equal to $700,000, with an increase to an annual rate of not less than $750,000 on July 1, 2003. This reflected a voluntary six-month deferral of that base salary increase from the January 1, 2003 effective date provided in his original agreement. The CEO Agreement also provides for Mr. Gochnauer’s participation in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, including relocation programs, and other benefit practices, policies and programs generally available to the Company’s other executives at the senior grade level, in accordance with the terms and conditions of such arrangements as in effect from time to time. The CEO Agreement set Mr. Gochnauer’s initial target annual incentive award opportunity under the MIP at an amount equal to 80% of his base pay, with a potential payout range of 40% to 160% of base salary, subject to achievement of performance goals. It also provided for a guaranteed 2002 cash bonus in lieu of any MIP award and the grant on his employment date of options to purchase 400,000 shares of the Company’s Common Stock. In addition to his participation in USSC’s qualified pension plan, the CEO Agreement entitles Mr. Gochnauer to five years of additional age and service credits (to be provided on a nonqualified basis) for purposes of computing his pension benefit.
If Mr. Gochnauer’s employment is terminated during the employment term by Mr. Gochnauer for Good Reason or by the Company without Cause (as such terms are defined in the CEO Agreement), Mr. Gochnauer will be entitled to receive: (a) all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year; (b) an amount equal to two times his then existing base salary payable over 24 months following termination (or three times his base salary payable in a lump sum in the event such termination occurs within two years of a Change of Control (as defined in the CEO Agreement)); (c) an amount equal to two times the greater of (i) his target incentive compensation award for the year in which his employment is terminated or (ii) his average annual bonus for the prior three years, payable over 24 months following termination (or three times such amount payable in a lump sum in the event such termination occurs within two years of a Change of Control); (d) a pro rata portion of his target incentive compensation award for the year in which termination occurs payable in a lump sum; (e) continued medical, dental, hospitalization, life and disability insurance coverage until the earlier of 24 months from the date of termination (or three years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (f) continued vesting of option awards if permitted under the Prior Equity Plans and provided for in his option agreements; and (g) career transition assistance services. In the event of termination within two years of a Change of Control, Mr. Gochnauer also will be entitled to three additional years of age and service credits (provided on a nonqualified basis) for purposes of computing his pension benefit and reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits he is entitled to under the CEO Agreement. The CEO Agreement also provides that Mr. Gochnauer will receive a “gross-up” payment as reimbursement for any excise tax which may be imposed as a result of any payment under the CEO Agreement or otherwise.
The CEO Agreement also prohibits Mr. Gochnauer from competing against the Company in the United States and Canada or soliciting any of the Company’s customers or employees for a period of two years following his employment termination.

Other Named Executive Officer Contracts
The Company and USSC entered into an employment agreement, effective as of October 19, 2004, with Patrick T. Collins, Senior Vice President, Sales. The agreement provided for an initial 2004 base salary of $300,000 for Mr. Collins. The Company and USSC also entered into an employment agreement, effective as of July 1, 2002, with Mark J. Hampton, Senior Vice President, Marketing. The agreement provided for an initial 2002 base salary of $240,000 for Mr. Hampton. The Company and USSC entered into an employment agreement with P. Cody Phipps, Senior Vice President Operations, effective as of August 18, 2003, which the parties amended on March 14, 2005. The employment agreement with Mr. Phipps provided for an initial 2003 base salary of $275,000. The Company and USSC also entered into an employment agreement with Stephen A. Schultz, Senior Vice President and President, Lagasse, Inc., effective as of July 1, 2002, which the parties amended on May 18, 2005. The employment agreement with Mr. Schultz provided for an initial 2002 base salary of $205,000. Each of the employment agreements provides that the Board shall review the executive’s base salary from time to time and may, in the Board’s discretion, increase the base salary.
The employment agreements also provide that Messrs. Collins, Hampton, Phipps and Schultz are eligible to receive annual incentive compensation awards under the Company’s management incentive or bonus plans, subject to achievement of performance goals determined under the plans. Their target annual incentive award opportunity for 2005 under the MIP was equal to 50% of their base pay. In addition, their employment agreements entitle them to participate in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefit and perquisite programs, and other benefit practices, policies and programs generally available to the Company’s other executives at the same grade level. Mr. Phipps’s agreement provided for his receipt of a one-time acceptance bonus of $75,000. Mr. Phipps’s agreement also provided for a $50,000 retention bonus in August 2004 and a second retention bonus of $75,000 payable in August 2005, provided that he is an officer of the Company and USSC in good standing at the time the bonuses become payable. Mr. Phipps’s employment agreement also entitles him to five years of additional age and service credits (to be provided on a nonqualified basis) for purposes of computing his pension benefit. Mr. Collins’ agreement provided for his receipt of a one-time acceptance bonus of $150,000, which he must repay if he voluntarily ceases to be employed by the Company prior to October 1, 2006 for any reason other than death or disability.
Under these employment agreements with Messrs. Collins, Hampton and Phipps, if the executive’s employment is terminated during the employment term by the executive for “Good Reason” or by the Company without “Cause” (as such terms are defined in the agreements), he will be entitled to receive: (a) all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year; (b) an amount equal to one and one-half times his then existing base salary payable over 18 months following termination (or two times his base salary payable in a lump sum in the event such termination occurs within two years of a Change of Control (as defined in the agreements)); (c) an amount equal to one and one-half times his target incentive compensation award for the year in which termination occurs payable over 18 months following termination, except in the case of Mr. Collins where it would be payable at such time as the incentive award would otherwise be paid (or two times such amount payable in a lump sum in the event such termination occurs within two years of a Change of Control); (d) a pro rata portion of his target incentive compensation award for the year in which termination occurs payable in a lump sum; (e) continued medical, dental, hospitalization, life and disability insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (f) continued vesting of option awards if permitted under the Prior Equity Plans and provided for in his option agreement; and (g) career transition assistance services. In the event of termination within two years of a Change of Control, such executive also will be entitled to two additional years of age and service credits for purposes of computing his pension benefit and reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreements. The agreements also provide that the executive will receive a “gross-up” payment as reimbursement for any excise tax which may be imposed as a result of any payment under the agreement or otherwise.
The agreements for Messrs. Collins, Hampton and Phipps prohibit the executive from competing against the Company in the United States and Canada or soliciting any of the Company’s customers or employees for a period of 18 months following his employment termination.
Under Mr. Schultz’s amended employment agreement, if his employment is terminated during the employment term by the Company for any reason other than “Cause” (as such term is defined in the agreement) or disability, he will be entitled to receive: (a) all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year; (b) an amount equal to one and one-half times his then existing base salary payable over 18 months following termination (or two times his base salary payable in a lump sum in the event such termination occurs within two years of a Change of Control (as defined in the agreement)); (c) an amount equal to one and one-half times the actual incentive compensation award for the year in which termination occurs payable at such time as such award otherwise would have been paid (or an amount equal to two times his target incentive compensation award for the year in which termination occurs plus a pro rata portion of his target incentive compensation award for such year payable in a lump sum in the event such termination occurs within two years of a Change in Control); (d) continued medical, dental, hospitalization, life and disability insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; and (e) career transition assistance services. In the event of termination within two years of a Change of Control, Mr. Schultz also will be entitled to two additional years of age and service credits for purposes of computing his pension benefit, continued vesting of option awards if permitted under the applicable option plan and provided for in his option agreements and reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement. The amounts payable in the event of termination following a Change of Control will be payable if Mr. Schultz’s employment is terminated by the Company other than for Cause or disability or by Mr. Schultz for Good Reason (as defined in the agreement). The agreement also provides that the executive will receive a “gross-up” payment as reimbursement for any excise tax which may be imposed as a result of any payment under the agreement or otherwise. The agreement also prohibits Mr. Schultz from competing against the Company or soliciting any of the Company’s customers for a period of 18 months following his employment termination or soliciting any employee for a period of two years following his employment termination.

Change of Control Terms under the LTIP
The LTIP, which was adopted by the Company and approved by stockholders in 2004, permits the grant by the Human Resources Committee of different types of awards, including but not limited to options, stock appreciation rights, full value awards (including restricted stock) and cash incentive awards. The Named Executive Officers received option grants under the LTIP during 2004. In the event of a Change of Control of the Company, as defined in the LTIP, one-half of the shares covered by non-vested options held by a Named Executive Officer who is employed on the date of the Change of Control will become immediately vested as of such date.
A Change of Control for purposes of the LTIP generally includes: (1) the acquisition by any individual, entity or group, other than the Company, any of its subsidiaries or any Company-sponsored benefit plan or trust, of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities (those entitled to vote generally in the election of directors); (2) the occurrence, during any consecutive two-year period, of a situation in which individuals constituting incumbent Company Directors at the beginning of such period (including those subsequently nominated or elected with the approval of a majority of the initial incumbents) no longer constitute more than 50% of the Company’s Board; (3) consummation of a merger, consolidation or reorganization, or approval by the Company’s stockholders of, or the occurrence of, a liquidation or dissolution of the Company (a “Business Combination”), unless those who beneficially owned the Company and were incumbent Directors on its Board prior to the Business Combination continue to have beneficial ownership of more than 50% of the combined voting power of its outstanding voting securities and continue to constitute more than 50% of the board members of the surviving corporation, respectively, thereafter and no individual, entity or group that did not beneficially own Company voting securities representing 30% or more of its voting power prior to the Business Combination beneficially owns 30% or more of the combined voting power of the surviving company thereafter; or (4) approval by the Company’s stockholders of an agreement for, or the occurrence of, the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets to any individual, entity or group, other than a Company subsidiary or certain other entities having essentially the same proportionate beneficial owners as the Company. A Change of Control is not deemed to occur solely because an individual, entity or group (a) acquires beneficial ownership of more than 30% of the combined voting power of the Company as a result of the issuance of voting securities by the Company for assets (including equity interests) or funds with a fair value equal to the fair value of the voting securities so issued, or (b) acquires beneficial ownership of more than any permitted amount of voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such individual, entity or group.
In addition, if a Named Executive Officer’s employment is terminated by the Named Executive Officer for Good Reason, as defined in the LTIP, or by the Company without Cause, as defined in the LTIP, during the two-year period following a Change of Control, all awards granted prior to the Change of Control that have not vested prior to the Named Executive Officer’s date of termination will become immediately vested as of such date.
If a Named Executive Officer’s employment is terminated during an Anticipated Change of Control, as defined in the LTIP, for Good Reason or without Cause, and within two years of the Named Executive Officer’s termination a Change of Control occurs, then all outstanding awards held by the Named Executive Officer on the date of termination will become vested as of the date of the Change of Control. An Anticipated Change in Control is generally defined under the LTIP as the Company entering into an agreement that would result in a Change in Control or any person publicly announcing an intention to take or consider taking actions the consummation of which would constitute a Change in Control.

Change of Control Terms under Prior Equity Plans
The Named Executive Officers have options to acquire shares of the Company’s Common Stock that were granted prior to the effective date of the LTIP. These options are eligible for accelerated vesting in connection with a Change of Control of the Company, as defined in the United Stationers Inc. 1992 Management Equity Plan and the United Stationers Inc. 2000 Management Equity Plan, each as amended and restated as of July 31, 2002 (collectively, the “Prior Equity Plans”). One-half of the shares covered by a participant’s options that are outstanding, but not yet exercisable, immediately prior to a Change of Control generally become exercisable immediately as of the date of such a Change of Control, provided that the participant’s employment did not terminate prior to such Change of Control date. In addition, if a participant’s employment is terminated by the Company or any of its subsidiaries without “Cause” or by the participant in circumstances constituting “Good Reason” (as such terms are defined in the Prior Equity Plans) after the date of the Change of Control but within one year thereafter, any options granted before the date of the Change of Control that are not then fully vested will become fully vested and immediately exercisable as of such employment termination date. Certain employment and/or individual option agreements with Named Executive Officers provide for accelerated option vesting in somewhat different circumstances relating to a Change of Control.
The Prior Equity Plans also provide that, in specified situations in which (1) a participant’s termination of employment by the Company or any of its subsidiaries without “Cause” or by the participant for “Good Reason” occurs during an “Anticipated Change of Control” (as defined), and (2) a Change of Control occurs within one year after such employment termination, the participant’s options outstanding and unvested as of the employment termination date will become fully vested and exercisable.
The definitions of “Change of Control” and “Anticipated Change of Control” under the Prior Equity Plans are similar to the definitions under the LTIP.

Change of Control Terms under MIP and Amended and Restated Management Incentive Plan
The MIP provides that if the plan terminates upon or after a Change of Control (as defined in the MIP) during the plan year in which the Change of Control occurs, participants will be entitled to their target incentive award for such plan year. The definition of Change of Control in the MIP is similar to the definition under the LTIP. The Amended and Restated Management Incentive Plan includes a similar provision.
Pension Plans
The Company’s operating subsidiary, USSC, maintains a noncontributory pension plan covering over 50% of its employees. Employees who are at least 21 years old are eligible to participate after 12 months of employment. The Pension Plan provides an annual benefit at age 65 equal to 1% of an employee’s career-average annual compensation (generally, base salary and bonus), multiplied by the number of years of credited service up to a maximum of 40 years. However, an employee’s annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the 12 months ending on August 31, 1989. There is a limit on the amount of annual compensation that is considered in calculating an employee’s benefits, which is adjusted annually for inflation. An employee’s pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity and disability are also available. All such options are of actuarially equivalent value to the basic pension. The normal retirement age under this plan is 65. USSC also maintains a separate retirement benefit plan for its employees who are covered under collective bargaining contracts.
The table below shows the annual retirement benefits that are estimated to be payable at normal retirement (age 65) under the Pension Plan to the Named Executive Officers. The benefits for the Named Executive Officers are calculated on the basis of estimated years of service at retirement age and current levels of compensation, with assumed annual compensation level increases and assumed increases in plan limits based on an inflation rate of 3.5%. The amounts also reflect, for Mr. Gochnauer and Mr. Phipps, supplemental pension benefits to which they are entitled under contractual arrangements with the Company and USSC.

Estimated Annual Pension
Name of Participant	at Retirement

Richard W. Gochnauer	$36,450
P. Cody Phipps	77,015
Patrick T. Collins	61,879
Mark J. Hampton	67,201
Stephen A. Schultz	91,183
As of December 31, 2005, the credited years of service pursuant to the Pension Plan for the Named Executive Officers were: Mr. Gochnauer, 8 years, including the additional 5 years of credited service to which he is entitled under his Executive Employment Agreement; Mr. Phipps, 7 years, including the additional 5 years of credited service to which he is entitled under Amendment No. 1 to his Executive Employment Agreement; Mr. Collins, 1 year; Mr. Hampton, 24 years; and Mr. Schultz, 2 years.

STOCK PERFORMANCE GRAPH
The following graph compares the performance of the Company’s Common Stock over a five-year period with the cumulative total returns of (1) The NASDAQ Stock Market Index (U.S. Companies), and (2) a group of companies included within Value Line’s Office Equipment Industry Index. The graph assumes $100 was invested on December 31, 2000 in our Common Stock and in each of the indices and assumes reinvestment of all dividends. The stock price performance reflected in this graph is not necessarily indicative of future performance.

Company/Index	2000	2001	2002	2003	2004	2005

United Stationers Inc. (USTR)	$100.00	$135.28	$115.78	$164.50	$185.73	$194.97

NASDAQ (U.S. Companies)	$100.00	$79.32	$54.83	$81.99	$89.23	$91.12

Value Line Office Equipment	$100.00	$175.35	$177.42	$264.93	$311.01	$308.78

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During 2005, the Company paid Fair Isaac Corporation, a provider of analytics and decision technology listed on the NYSE, approximately $752,960 for IT consulting services. Mr. Gochnauer’s son was an employee of Fair Isaac Corporation until November 2005, but he was not involved in providing services to the Company and he was not separately compensated for those services. The Company continues to use Fair Isaac Corporation for IT services from time to time.
Among numerous other law firms providing legal services to the Company, the law firm of Gordon & Glickson LLC acted as special information technology counsel to the Company on selected matters during 2005 and continuing into 2006. One of the equity partners of that firm is the spouse of Deidra D. Gold, who served as the Company’s Senior Vice President, General Counsel and Secretary until March 22, 2005. Total amounts billed by Gordon & Glickson LLC to the Company for professional services provided in 2005 and related disbursements approximated $275,557.
PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
General
The Company has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accountants in 2006, as it has done since 1995. Although action by the stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent registered public accountants in maintaining the integrity of

Company financial controls and reporting. Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement, should they choose to do so.
The following proposal will be presented for action at the Annual Meeting by direction of the Board of Directors:
RESOLVED, that action by the Audit Committee appointing Ernst & Young LLP as the Company’s independent registered public accountants to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2006 is hereby ratified, confirmed and approved.
THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
Fee Information
General. The following table presents information with respect to the fees billed by E&Y for the indicated professional services it performed for the Company during each of the last two years (dollars in thousands).

Type of Fees	2005	2004

Audit Fees	$1,393	$1,643
Audit-Related Fees	359	126
Tax Fees	73	28
All Other Fees	—	—

Total	$1,825	$1,797
Audit Fees. “Audit Fees” included fees for professional services rendered for the 2005 and 2004 audits of the consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K, reviews of the quarterly consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits, regulatory filings or engagements and accounting consultations on matters related to the annual audits or interim reviews. Audit fees for 2005 and 2004 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 and December 31, 2004, respectively as required by Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2005 and 2004, these fees included employee benefit plan audits, acquisition-related due diligence services, accounting consultations and audit services regarding the Company’s receivables securitization program. The increase in audit-related fees is related primarily to due diligence services for the Sweet Paper acquisition.
Tax Fees. “Tax Fees” are fees for professional services performed by E&Y with respect to tax compliance, tax advice and tax planning. For 2005 and 2004, these included fees for assistance with tax compliance (including tax return preparation), U.S. federal, state and local and foreign tax planning and advice, transfer pricing, expatriate tax services and tax audits and related appeals.
All Other Fees. “All Other Fees” are fees for any services not included in the first three categories.
Audit Committee Pre-Approval Policy
Under applicable SEC rules, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accountants, subject to certain de minimis exceptions and prohibitions against the provision of certain types of non-audit services. These SEC rules are designed to assure that the provision of services by the independent registered public accountants does not impair its independence from the Company.
Consistent with applicable SEC rules, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy sets forth the procedures and conditions pursuant to which the Audit Committee may pre-approve audit and permissible non-audit services proposed to be performed by the independent registered public accountants.

Pursuant to the Pre-Approval Policy, the Audit Committee will consider annually and, if appropriate, approve the provision of all audit services to the Company by the independent registered public accountants. Any changes to any previously approved audit services, terms or fees require the further specific pre-approval of the Audit Committee.
Under the Pre-Approval Policy, the Audit Committee also will consider and, if appropriate, pre-approve the provision by the independent registered public accountants of permitted audit-related, tax or other non-audit services. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee provides for a different period or earlier terminates such services. Any such pre-approval will be subject to a dollar limit specified by the Audit Committee. The Audit Committee periodically reviews, and from time to time may revise the list of, general pre-approved services. Any proposed new services, and any previously approved services anticipated to exceed the respective fee limits previously established for such services, must be separately approved.
The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority for permitted non-audit services. The member to whom such authority is delegated must report any pre-approval decisions, for informational purposes, to the Audit Committee at its next regularly scheduled meeting.
The Company’s Controller monitors the performance of all services provided by the independent registered public accountants for compliance with the Pre-Approval Policy. The Audit Committee periodically reviews reports summarizing all services and related fees and expenses being provided to the Company by the independent registered public accountants.
PROPOSAL 3: APPROVAL OF AMENDED 2004 LONG-TERM INCENTIVE PLAN
Introduction
The Company’s stockholders are asked to approve an amendment to the United Stationers Inc. 2004 Long-Term Incentive Plan (the “2004 Plan”) which was adopted by the Company’s stockholders on May 6, 2004. On March 31, 2006, the Board of Directors approved the amendment (the “Amendment”) to the 2004 Plan (as amended, the “Amended 2004 Plan”), to be effective as of May 10, 2006, subject to stockholder approval. The Amendment will increase the number of shares available for issuance under the Amended 2004 Plan by 2,350,000 shares (“Additional Shares”) of Common Stock of the Company, par value $0.10 per share (“Stock”), which shares shall be in addition to the 2,275,000 shares previously reserved. There are approximately 1,009,140 shares remaining for issuance under the 2004 Plan prior to approval of the Amendment. The approval of the Amendment will increase the total number of shares remaining available for issuance to approximately 3,359,140 shares. In addition, the Amendment will eliminate the flexibility under the 2004 Plan to make available again for issuance, or recycle, shares not issued or delivered or shares repurchased under certain circumstances described below. The Amendment will modify the 2004 Plan as follows:

•	Section 5.2(b)(i) will be modified to change the maximum number of shares available for issuance under the Amended Plan from 2,275,000 to 4,625,000.

•	Section 5.2(d) will be modified to provide that the following shares of Stock may not again be made available for issuance as awards under the Amended 2004 Plan: (i) shares of Stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right, (ii) shares of Stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of Stock repurchased on the open market with the proceeds of the option exercise price.

•	Section 5.2(g) will be modified to change the number of shares that can be delivered with respect to incentive stock options granted under the amended 2004 Plan from 2,275,000 to 4,625,000.
A summary of the material terms of the Amended 2004 Plan is contained below. This summary should be read with and is subject to the specific provisions of the Amended 2004 Plan. The full text of the 2004 Plan was attached as Appendix A to the Company’s 2004 Proxy Statement. All provisions of the 2004 Plan remain in effect, with the only material amendments being those described above.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED 2004 PLAN.
Plan Highlights
The Amended 2004 Plan contains features that the Company’s Board believes are consistent with the interests of stockholders and sound governance principles. These include the following:

•	Authorization of Restricted Stock and Other Equity Awards Beyond Stock Options. In the past, stock options have served as the principal form of long-term incentive compensation for Company employees and were the only form of equity awards permitted under the Prior Equity Plans. The 2004 Plan provides the Company with the ability to make use of restricted stock and other so-called full value awards.

•	Enhanced Flexibility and Performance Ties. The variety of equity or cash awards permitted under the Amended 2004 Plan affords the Human Resources Committee and Company management flexibility in designing long-term incentives that are responsive to evolving regulatory changes and compensation best practices and that can incorporate tailored, performance-based measures.

•	Platform for Reduced Future Stock Usage Rates. As the Amended 2004 Plan permits the use of full value share awards in combination with or in lieu of options, it positions the Company to manage effectively its future stock usage rates.

•	Limitations on Shares Available for Awards. Only 4,625,000 shares are available to be awarded under the Amended 2004 Plan through its expiration date, subject to equitable adjustment, plus any additional shares made available through forfeiture, expiration or cancellation of any options outstanding under the Prior Equity Plans. There are no evergreen or reload terms applicable to the Amended 2004 Plan. Full value awards will count as 1.85 shares for each full value share issued and will reduce the number of shares remaining for grant by that amount.

•	No Discount Options. Stock options (or stock appreciation rights) generally may not be granted or awarded with a then-established exercise price (or reference price) of less than the fair market value of the Company’s Common Stock on the date of grant or award.

•	No Repricings. The repricing of stock options and stock appreciation rights is prohibited without the approval of stockholders. This prohibition applies to both direct repricings (lowering the exercise price of a stock option or stock appreciation right or canceling such awards and replacing them with lower priced awards) and indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement full-value award).

•	Independent Committee Oversight. The Amended 2004 Plan will be administered by the Company’s Human Resources Committee, which is comprised solely of non-employee, independent Directors.
Purpose
The purpose of the Amended 2004 Plan is to: (i) attract and retain individuals with excellent managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend; (ii) motivate those selected as participants, by means of appropriate performance-based incentives, to achieve long-term performance goals; (iii) further align the interests of selected employee participants and non-employee Director participants with those of the Company’s other stockholders and provide them with an effective means to acquire and maintain equity interests in the Company; and (iv) provide incentive compensation opportunities that are competitive with those of similar companies. As a result, the Amended 2004 Plan is designed to promote the long-term growth and financial success of the Company and the interests of its stockholders.
Eligibility and Amended 2004 Plan Benefits
All employees and non-employee Directors of the Company and its subsidiaries are eligible to become Participants in the Amended 2004 Plan, except that non-employee Directors may not be granted incentive stock options. As of March 13, 2006, the Company and its subsidiaries had approximately 5,900 employees. The specific individuals who initially will be granted awards under the 2004 Plan and the type and amount of any such awards will be determined by the Committee (as defined below), subject to annual limits on the maximum amounts that may be awarded to any individual, as described below. Accordingly, future awards to be received by or allocated to particular participants under the Amended 2004 Plan are not presently determinable. Information about awards currently outstanding under the 2004 Plan may be found in the table on Page 36.
Administration
The Amended 2004 Plan is administered by a committee (the “Committee”) selected by the Board of Directors of the Company (the “Board”). The Human Resources Committee will administer the Amended 2004 Plan unless otherwise determined by the Board. The Committee selects from eligible individuals those persons to whom awards under the Plan will be granted (“Participants”), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Board itself may take any action under the Amended 2004 Plan that would otherwise be the responsibility of the Committee. It also may delegate the authority to administer non-employee Director awards to the Governance Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange or automated quotation system on which the Common Stock is then listed, the Committee may either allocate its responsibilities under the Amended 2004 Plan to one or more of its members or delegate its responsibilities to other persons selected by it.
Limits on Awards
The maximum number of shares that may be delivered to Participants and their beneficiaries under the Amended 2004 Plan may not exceed the sum of (i) 4,625,000 shares of Common Stock (provided that each share of Common Stock issued for full value awards, as described below, will count as covering 1.85 shares of Common Stock and will reduce the number of shares of Common Stock available for delivery by 1.85 shares); plus (ii) shares of Common Stock that are represented by awards granted under the Prior Equity Plans that are forfeited, expire or are canceled after the Effective Date of the 2004 Plan (May 6, 2004) without delivery of shares of Common Stock or which result in the forfeiture of the shares of Common Stock back to the Company to the extent that such shares would have been added back to the reserve under the terms of the applicable Prior Equity Plans. The following additional limits apply to awards under the Amended 2004 Plan: (i) no more than 4,625,000 aggregate shares of Common Stock for incentive stock options may be delivered to Participants and their beneficiaries under the Amended 2004 Plan; (ii) the maximum number of shares of Common Stock that may be covered by options and SARs granted to any one Participant in any one calendar year is 500,000; (iii) the maximum number of shares of Common Stock that may be delivered pursuant to full value awards intended to be “performance-based compensation” (as described below) granted to any one Participant during any one calendar-year period, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, is 300,000; and (iv) the maximum amount of cash incentive awards intended to be “performance-based compensation” payable to any one Participant for performance periods beginning in any one calendar year will be $2,000,000, regardless of whether the applicable performance period during which the award is earned ends in the same year in which it begins or in a later calendar year.
Shares Subject to the Amended 2004 Plan
In making or settling equity awards under the Amended 2004 Plan, the Company may use shares of Common Stock currently authorized but unissued, or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Committee, an award under the Amended 2004 Plan may be settled in cash rather than Common Stock.
The closing price with respect to the Common Stock on March 13, 2006 was $49.21 per share.
Types of Awards
The Amended 2004 Plan permits the award by the Committee of different types of awards, including but not limited to options, stock appreciation rights, full value awards and cash incentive awards. These types of awards are further described below.

Options
The Committee may grant an incentive stock option or non-qualified stock option to purchase Common Stock at an exercise price determined under the option. Except as described below, the exercise price for an option will not be less than the fair market value of the shares of Common Stock at the time the option is granted. However, the Committee may establish an exercise price that varies based on the stock price of a comparator group of companies or such other index as is selected by the Committee, except a variable price will not be used if the option is intended to be performance-based compensation or an incentive stock option and such use would preclude such treatment. In addition, the Committee may grant options with an exercise price less than the fair market value of the Common Stock at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced.
Options granted under the Amended 2004 Plan will be exercisable in accordance with the terms established by the Committee. Except as otherwise determined by the Committee, the purchase price of an option will be payable in cash, in Common Stock (valued at fair market value as of the day of exercise), or a combination thereof, and must be paid in full in connection with its exercise. The Committee, in its discretion, may impose such conditions, restrictions and contingencies on Common Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable. In no event will an option expire more than ten years after the grant date.

Stock Appreciation Rights
A stock appreciation right (“SAR”) entitles the Participant to receive the amount (in cash or stock) by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for an SAR shall not be less than the fair market value of the Common Stock at the time the SAR is granted. The Committee may establish an exercise price that varies based on the stock price of a comparator group of companies or such other index as is selected by the Committee, except a variable price will not be used if the SAR is intended to be performance-based compensation and such use would preclude such treatment. In addition, the Committee may grant SARs with an exercise price less than the fair market value of the Common Stock at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced. The Committee may grant an SAR independent of any option grant and may grant an option and an SAR in tandem with each other, and SARs and options granted in tandem may be granted on different dates but may have the same exercise price.
An SAR shall be exercisable in accordance with the terms established by the Committee. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Stock acquired pursuant to the exercise of an SAR as the Committee determines to be desirable. In no event will an SAR expire more than ten years after the grant date.

Full Value Awards
The following types of “full value awards” may be granted, as determined by the Committee:

•	The Committee may grant shares of Common Stock that may be in return for previously performed services or in return for the Participant surrendering other compensation that may be due. These awards may include, without limitation, bonus stock. Generally, “bonus stock” is the grant of stock in return for previously performed services or the surrender of other compensation that may be due.

•	The Committee may grant shares of Common Stock that are contingent on the achievement of performance or other objectives during a specified period. These awards may include, without limitation, performance shares and performance units. Generally, “performance shares” are grants of actual shares of Common Stock whose payment is contingent on performance as measured against predetermined objectives over a one-year or multi-year period of time. Generally, “performance units” are grants of stock units whose payment is contingent on performance as measured against predetermined objectives over a one-year or multi-year period of time and whose value fluctuates with stock price changes and performance against objectives.

•	The Committee may grant shares of Common Stock subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant or the achievement of performance or other objectives. These awards may include, without limitation, restricted stock and restricted stock units. Generally, “restricted stock” and “restricted stock units” are grants of actual shares of Common Stock or stock units subject to restrictions and risk of forfeiture until vested by continued employment and/or attainment of specified performance objectives.
Any such awards shall be subject to such conditions, restrictions and contingencies as the Committee determines. If the right to become vested in a full value award is conditioned on the completion of a specified period of service with the Company or its subsidiaries, without achievement of performance measures (as described below) or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting will not be less than three years (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, change of control or termination).

Cash Incentive Awards
The Committee may grant cash incentive awards (including the right to receive payment of cash or Common Stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of a Participant’s performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies as determined by the Committee.
Performance Measures
An income tax deduction for the Company will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that options and SARs granted under the Amended 2004 Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any full value awards or cash incentive awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Code. The performance measures that may be used by the Committee for such awards shall be based on any one or more of the following, as selected by the Committee: (a) earnings per share (“EPS”); (b) net earnings/income; (c) net operating earnings/income; (d) net operating earnings/income after taxes; (e) net operating earnings/income per share; (f) EPS from continuing operations; (g) earnings before interest and taxes; (h) stock price appreciation; (i) total shareholder return; (j) relative total shareholder return (for example, as compared to peer group performance); (k) sales/revenues, or any component thereof; (l) sales/revenue growth; (m) unit volume; (n) gross or operating margins/margin contribution; (o) economic value added or economic profit; (p) return on assets (net assets or operating assets); (q) return on equity; (r) return on invested capital or invested capital efficiency; (s) working capital or working capital efficiency; (t) cash flow/free cash flow; (u) net cash provided by operating activities; (v) cash return on assets; (w) waste recovery, cost control and/or operating efficiency targets; (x) expense targets; and (y) safety goals. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders equity and/or shares outstanding, investments or assets or net assets. For awards intended to be “performance-based compensation,” the grant of the awards and the establishment of the performance measures shall be made during the period required under Section 162(m) of the Code.
Dividends and Dividend Equivalents
Awards may provide for payment of dividends or dividend equivalents with respect to the underlying shares, subject to the same conditions, restrictions and contingencies that apply to the underlying shares unless the Committee determines otherwise.

No Repricing
Except as approved by the Company’s stockholders or as adjusted for corporate transactions described below, (i) the exercise price of an option or SAR may not be decreased after the date of grant nor may an option or SAR be surrendered to the Company as consideration for the grant of a replacement option or SAR with a lower exercise price, and (ii) any other action with respect to awards that is treated as a repricing under accounting principles generally accepted in the United States is prohibited under the Amended 2004 Plan.
Adjustments
In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Amended 2004 Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments to outstanding awards that the Committee determines to be equitable, which may include, without limitation, (a) replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from or involved in the transaction, (b) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option, the amount of such payment may be the excess of value of the Common Stock subject to the option at the time of the transaction over the exercise price, and (c) replacement with other types of awards.
Change of Control
Unless otherwise provided by the Committee and in the award agreement, in the event of a Change of Control of the Company (as defined in the Amended 2004 Plan), the following will apply:
One-half of the shares covered by non-vested options and SARs held by Participants who are employed on the date of the Change of Control will become immediately vested as of such date. One-half of the non-vested full value awards and cash incentive awards that are subject to service-based vesting and that are held by Participants who are employed on the date of the Change of Control will become immediately vested as of such date.
Full value awards and cash incentive awards that are contingent on the achievement of performance objectives and that are held by Participants who are employed on the date of the Change of Control will be earned by the Participant as if target levels of performance measures had been achieved and prorated based on the period the Participant is employed during the performance period through the date of the Change of Control.
In addition, if a Participant’s employment is terminated by the Participant for Good Reason (as defined in the Amended 2004 Plan) or by the Company without Cause (as defined in the Amended 2004 Plan) during the two-year period following a Change of Control, all awards granted prior to the Change of Control that have not vested prior to the Participant’s date of termination will become immediately vested as of such date.
If a Participant’s employment is terminated during an Anticipated Change of Control (as defined in the Amended 2004 Plan) for Good Reason or without Cause, and within two years of the Participant’s termination a Change of Control occurs, then all outstanding awards held by the Participant on the date of termination will become vested as of the date of the Change of Control.
See “Employment Contracts and Employment Termination and Change of Control Arrangements — Change of Control Terms under the LTIP” for the definition of “Change of Control” under the Amended 2004 Plan.
Amendment and Termination
The Amended 2004 Plan may be amended or terminated at any time by the Board, and the Board or the Committee may amend any award granted under the Amended 2004 Plan, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. The Board may not amend the provision of the Amended 2004 Plan related to repricing without stockholder approval. The Amended 2004 Plan will remain in effect as long as any awards remain outstanding, but no new awards may be granted after May 1, 2014. Provided, however, that if stockholders approve the Amendment, awards may be granted through the date which is ten years after the date of such stockholder approval.
Transferability
Except as otherwise provided by the Committee, awards under the Amended 2004 Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution.
United States Federal Income Tax Consequences
The following discussion is based on Federal tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the Federal income tax aspects of the Amended 2004 Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the Amended 2004 Plan. The Company recommends that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.
Certain awards under the Amended 2004 Plan may be subject to tax rules that apply to nonqualified deferred compensation plans. If an award is subject to those rules, and fails to conform to them, the recipient may have accelerated recognition of taxable income, and may also become liable for interest and tax penalties. Failure to satisfy the new rules will not have an adverse tax effect on the Company. The Company intends that, to the extent that awards are subject to the new deferred compensation rules, the awards will be structured to satisfy those rules.
Under present Federal income tax laws, awards granted under the Amended 2004 Plan will have the following tax consequences:

Non-Qualified Options
The grant of a non-qualified option (“NQO”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.
The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

Incentive Stock Options
The grant of an incentive stock option (“ISO”) will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).
The excess of the fair market value of the shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the ISO exercise, the Participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.
If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such stock, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and the Company will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to the Company, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.
The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares to receive ISO treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.
If the exercise price of an ISO is paid with shares of Common Stock of the Company acquired through a prior exercise of an ISO, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

Stock Appreciation Rights
The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the Participant as ordinary income, and a corresponding deduction will be allowed to the Company. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Full Value Awards
A Participant who has been granted a full value award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, if (i) the award is subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant or achievement of other objectives, and (ii) the restrictions constitute a “substantial risk of forfeiture” for Federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period will also be compensation income to the Participant and deductible as such by the Company.

Cash Incentive Awards
A Participant will realize taxable income at the time the cash incentive award is distributed, and the Company will be entitled to a corresponding deduction.

Change of Control
Any acceleration of the vesting or payment of awards under the Amended 2004 Plan in the event of a Change of Control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a 20% excise tax and which may not be deductible by the Company.
THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED 2004 LONG-TERM INCENTIVE PLAN.
EQUITY COMPENSATION PLAN INFORMATION
Overview
The following table provides information about the Company’s Common Stock that may be issued upon the exercise of stock options, the settlement of stock units and the vesting of restricted stock awards outstanding under all of the Company’s equity compensation plans as of December 31, 2005.

	Number of	Weighted		Number of Securities
	Securities to be	Average		Remaining Available for
	Issued upon	Exercise Price of		Future Issuance under
	Exercise of	Outstanding		Equity Compensation
	Outstanding	Options,		Plans (Excluding
	Options, Warrants	Warrants and		Securities Reflected in
	and Rights	Rights		Column (a))
Plan Category	(a)	(b)		(c)

Equity compensation plans approved by security holders:
2004 Long-Term Incentive Plan(1)	1,456,305	$44.19	(3)	1,009,140	(1)(2)
1992 Management Equity Plan(1)	822,557	$30.42		—	(1)
2000 Management Equity Plan(1)	1,431,420	$31.85		—	(1)
Nonemployee Directors’ Deferred Compensation Plan	38,409	—		48,954

Total	3,748,691	$36.37	(3)	1,058,094
Equity compensation plans not approved by security holders:
Directors Grant Plan(1)	17,900	—		—	(1)

Total	3,766,591	$36.37	(3)	1,058,094

(1)	In May 2004, the Company’s stockholders approved the LTIP. In accordance with the LTIP, no future awards will be made under the Prior Equity Plans or the Directors Grant Plan.

(2)	Excludes shares of Common Stock that may become available for issuance under the LTIP in the event outstanding awards granted under the Prior Equity Plans are forfeited, expire or are canceled without delivery of the underlying shares of Common Stock.

(3)	Excludes the impact of securities issuable or subject to settlement, without any exercise price or similar acquisition or settlement payment, pursuant to any of the above plans.
Directors Grant Plan
The Directors Grant Plan, adopted by the Board in 2001, permitted the discretionary award of up to 4,000 deferred stock units per year to each non-employee Director of the Company, up to the 250,000 total share maximum previously established with respect to the plan. As of March 13, 2006, 17,900 previously granted deferred stock units are outstanding and vested under the Directors Grant Plan, with settlement thereof in shares of Common Stock to occur as described in the following paragraph. In addition, a total of 1,300 deferred stock units awarded under the Directors Grant Plan previously have been settled in shares on a one-for-one basis. In accordance with the LTIP, no further awards will be made under the Directors Grant Plan.

The Directors Grant Plan provides that each award under the plan will have such individual vesting provisions, resale limitations and other terms as may be determined by the Board or the Board committee charged with administration of the plan. Deferred stock units granted under this plan are eligible for dividend equivalent credits from and after their grant date until their settlement date, if any dividends are declared and paid on the Company’s Common Stock during that period. Such deferred stock units generally are subject to settlement on a one-for-one basis in whole shares of the Company’s Common Stock, with a cash-out of any fractional stock units. Unless (a) a participant has elected to defer settlement as permitted under the Directors Grant Plan, (b) earlier settlement is required thereunder in connection with and effective immediately prior to a defined “change of control” event, or (c) the Board of Directors or the Board committee approves in its discretion any other accelerated settlement, settlement of vested deferred stock units will occur as soon as administratively feasible after the earliest of (1) the fifth anniversary of the date of grant, (2) the participant’s death, or (3) the participant’s disability.
STOCKHOLDER PROPOSALS
Deadline for Inclusion in Proxy Statement
Any proposal that a stockholder wants the Company to consider including in its Proxy Statement and form of proxy relating to the Company’s 2007 Annual Meeting of Stockholders must be received by the Secretary of the Company, c/o United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015, not later than December 6, 2006 and must otherwise satisfy the requirements of applicable SEC rules.
Deadline for Notice of Other Stockholder Proposals/ Director Nominations
Any stockholder proposal that the stockholder does not want the Company to consider including in its proxy statement for an annual meeting of stockholders, but does intend to introduce at the meeting, as well as any proposed stockholder nomination for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in the Company’s current Restated Certificate of Incorporation in order to be properly brought before that annual meeting. To comply with those procedures, a director nomination can be submitted only by a stockholder entitled to vote in the election of directors generally, and written notice of such a stockholder’s intent to make such nomination at the Company’s 2007 Annual Meeting must be given to the Company’s Secretary at the address in the preceding paragraph not later than February 9, 2007. Our Restated Certificate of Incorporation also includes advance notice requirements applicable to special meetings of stockholders. Any other stockholder proposals must be submitted in writing to the Secretary of the Company at the address given in the prior paragraph not later than the close of business on the tenth day after notice of the Company’s 2007 Annual Meeting of Stockholders is first given to stockholders.
In addition to these timing requirements, the Company’s Restated Certificate of Incorporation also prescribes informational content requirements for director nominations and other proposals by stockholders. See “Governance and Board Matters — Consideration of Director Nominees” above for more information about the informational content requirements for stockholder notices relating to intended director nominations. Any other stockholder proposal notice generally must set forth a brief description of the matter proposed to be brought before the annual meeting, the name and address of the stockholder making the proposal, the number of shares beneficially owned by the stockholder and any material interest of the stockholder in such proposed matter.

OTHER BUSINESS
The Company does not know of any other matters to be presented or acted upon by stockholders at the Annual Meeting. If any matter is presented at the meeting on which a vote may properly be taken, the persons named as proxies in the accompanying proxy card will vote the shares they represent in accordance with their judgment as to the best interests of the Company.
Your vote is important. Please complete, sign and date the accompanying proxy card with your voting instructions and return it in the enclosed postage-prepaid envelope or, if you wish, submit your proxy with voting instructions by telephone or through the Internet by following the instructions on the proxy card.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

c/o National City Bank
Corporate Trust Operations
Locator 5352
P.O.Box 92301
Cleveland, OH 44101-4301

Vote by Telephone

Have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by telephone or Internet 24 hours a day, 7 days a week

Vote by Telephone
Call toll-free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the website and
cast your vote:
http://www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on May 9, 2006 to be counted in the final tabulation.
See below for special deadline for Employee Stock Purchase Plan shares.
If you vote by telephone or Internet, please do not send your proxy card by mail.

è

Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

United Stationers Inc.	Proxy / Voting Instruction Card

The undersigned hereby appoints DANIEL J. GOOD, RICHARD W. GOCHNAUER, AND KATHLEEN S. DVORAK, or any of them, as proxies, with full power of substitution and with all the powers the undersigned would possess if present, to vote all the shares of common stock of UNITED STATIONERS INC. (the “Company”) which the undersigned is entitled to vote, on all matters that may properly come before the Annual Meeting of Stockholders to be held at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois on Wednesday, May 10, 2006, at 2:00 p.m., Central Time, and at any adjournment thereof. This card also serves as voting instructions to Computershare Trust Company, Inc., as nominee of the United Stationers Inc. Employee Stock Purchase Plan. The nominee will vote the shares of the Company’s common stock allocated to the undersigned’s account at the Annual Meeting of Stockholders as directed by the undersigned on the reverse side. Your vote must be received by 11:59 p.m., Eastern Time, on May 7, 2006, to ensure that your Employee Stock Purchase Plan shares are voted at the meeting.

Signature

Signature (if jointly held)

Date:	, 2006

Please date and sign exactly as your name appears to the left. Joint owners should all sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

PLEASE VOTE BY TELEPHONE OR INTERNET OR SIGN, DATE, AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

Your vote is important!
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting.
ê Please fold and detach card at perforation before mailing. ê

United Stationers Inc.	Proxy / Voting Instruction Card

This Proxy is solicited on behalf of the Board of Directors of United Stationers Inc.
This proxy will be voted as directed by the undersigned. If no direction is given, this proxy will be voted FOR the three proposals listed below. In their discretion, the proxies may vote upon any other business that properly comes before the meeting.
The Board of Directors recommends a vote FOR the following proposals:
1.	Election of three directors to serve for a three-year term expiring in 2009.

Nominees: (1) Charles K. Crovitz (2) Ilene S. Gordon (3) Frederick B. Hegi, Jr.

☐ FOR all listed director nominees	☐ WITHHOLD AUTHORITY to vote for all listed director nominees
          To withhold authority to vote for any nominee, write the nominee’s name on the line below:

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants for 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Approval of the Amended 2004 Long-Term Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
          ☐   MARK HERE IF YOU PLAN TO ATTEND THE MEETING.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.